EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlackRock, Inc.:

We have audited the accompanying consolidated statements of financial condition of BlackRock, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BlackRock, Inc. and subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2015 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2015

BlackRock, Inc.

Consolidated Statements of Financial Condition

(in millions, except shares and per share data)	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$5,723	$4,390
Accounts receivable	2,120	2,247
Investments	1,921	2,151
Assets of consolidated variable interest entities:
Cash and cash equivalents	278	161
Bank loans, other investments and other assets	3,352	2,325
Separate account assets	161,287	155,113
Separate account collateral held under securities lending agreements	33,654	21,788
Property and equipment (net of accumulated depreciation of $587 and $611 at December 31, 2014 and 2013, respectively)	467	525
Intangible assets (net of accumulated amortization of $1,040 and $1,057 at December 31, 2014 and 2013, respectively)	17,344	17,501
Goodwill	12,961	12,980
Other assets	701	692
Total assets	$239,808	$219,873
Liabilities
Accrued compensation and benefits	$1,865	$1,747
Accounts payable and accrued liabilities	1,035	1,084
Liabilities of consolidated variable interest entities:
Borrowings	3,389	2,369
Other liabilities	245	74
Borrowings	4,938	4,939
Separate account liabilities	161,287	155,113
Separate account collateral liabilities under securities lending agreements	33,654	21,788
Deferred income tax liabilities	4,989	5,085
Other liabilities	886	1,004
Total liabilities	212,288	193,203
Commitments and contingencies (Note 13)
Temporary equity
Redeemable noncontrolling interests	35	54
Permanent Equity
BlackRock, Inc. stockholders’ equity
Common stock, $ 0.01 par value;	2	2

Shares authorized: 500,000,000 at December 31, 2014 and 2013; Shares issued: 171,252,185 at December 31, 2014 and 2013; Shares outstanding: 164,786,788 and 166,589,688 at December 31, 2014 and 2013, respectively;

Series B nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 150,000,000 at December 31, 2014 and 2013; Shares issued and outstanding: 823,188 at December 31, 2014 and 2013;
Series C nonvoting participating preferred stock, $0.01 par value;	—	—
Shares authorized: 6,000,000 at December 31, 2014 and 2013; Shares issued and outstanding: 1,311,887 at December 31, 2014 and 2013
Additional paid-in capital	19,386	19,473
Retained earnings	10,164	8,208
Appropriated retained earnings	(19)	22
Accumulated other comprehensive loss	(273)	(35)
Treasury stock, common, at cost (6,465,397 and 4,662,497 shares held at December 31, 2014 and 2013, respectively)	(1,894)	(1,210)
Total BlackRock, Inc. stockholders’ equity	27,366	26,460
Nonredeemable noncontrolling interests	104	135
Nonredeemable noncontrolling interests of consolidated variable interest entities	15	21
Total permanent equity	27,485	26,616
Total liabilities, temporary equity and permanent equity	$239,808	$219,873

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Income

	Year ended December 31,
(in millions, except shares and per share data)	2014	2013	2012
Revenue
Investment advisory, administration fees and securities lending revenue
Related parties	$6,738	$5,991	$5,292
Other third parties	2,851	2,748	2,780
Total investment advisory, administration fees and securities lending revenue	9,589	8,739	8,072
Investment advisory performance fees	550	561	463
BlackRock Solutions and advisory	635	577	518
Distribution fees	70	73	71
Other revenue	237	230	213
Total revenue	11,081	10,180	9,337
Expense
Employee compensation and benefits	3,829	3,560	3,287
Distribution and servicing costs	364	353	364
Amortization of deferred sales commissions	56	52	55
Direct fund expenses	748	657	591
General and administration	1,453	1,540	1,359
Amortization of intangible assets	157	161	157
Total expense	6,607	6,323	5,813
Operating income	4,474	3,857	3,524
Nonoperating income (expense)
Net gain (loss) on investments	165	305	163
Net gain (loss) on consolidated variable interest entities	(41)	—	(38)
Interest and dividend income	29	22	36
Interest expense	(232)	(211)	(215)
Total nonoperating income (expense)	(79)	116	(54)
Income before income taxes	4,395	3,973	3,470
Income tax expense	1,131	1,022	1,030
Net income	3,264	2,951	2,440
Less:
Net income (loss) attributable to redeemable noncontrolling interests	2	(1)	9
Net income (loss) attributable to nonredeemable noncontrolling interests	(32)	20	(27)
Net income attributable to BlackRock, Inc.	$3,294	$2,932	$2,458
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$19.58	$17.23	$14.03
Diluted	$19.25	$16.87	$13.79
Cash dividends declared and paid per share	$7.72	$6.72	$6.00
Weighted-average common shares outstanding:
Basic	168,225,154	170,185,870	174,961,018
Diluted	171,112,261	173,828,902	178,017,679

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Comprehensive Income

	Year ended December 31,
(in millions)	2014	2013	2012
Net income	$3,264	$2,951	$2,440
Other comprehensive income:
Change in net unrealized gains (losses) from available-for-sale investments, net of tax:
Unrealized holding gains (losses), net of tax(1)	3	4	26
Less: reclassification adjustment included in net income(1)	8	13	6
Net change from available-for-sale investments, net of tax	(5)	(9)	20
Benefit plans, net(1)	(2)	10	(5)
Foreign currency translation adjustments	(231)	23	53
Other comprehensive income (loss)	(238)	24	68
Comprehensive income	3,026	2,975	2,508
Less: Comprehensive income (loss) attributable to noncontrolling interests	(30)	19	(18)
Comprehensive income attributable to BlackRock, Inc.	$3,056	$2,956	$2,526

(1)	The tax benefit (expense) was not material in 2014, 2013 and 2012.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(in millions)	Addi tional Paid-in Capital(1)	Retained Earnings	Appro priated Retained Earnings	Accum ulated Other Compre hensive Income (Loss)	Common Shares Held in Escrow	Treasury Stock Common	Total Stock holders’ Equity	Non redeemable Non controlling Interests	Non redeemable Non controlling Interests of Conso lidated VIEs	Total Permanent Equity	Redeemable Non controlling Interests / Temporary Equity(2)
December 31, 2011	$20,276	$5,046	$72	$(127)	$(1)	$(218)	$25,048	$184	$38	$25,270	$92
Net income	—	2,458	—	—	—	—	2,458	11	(38)	2,431	9
Allocation of losses of consolidated collateralized loan obligations	—	—	(43)	—	—	—	(43)	—	43	—	—
Release of common stock from escrow	(1)	—	—	—	1	—	—	—	—	—	—
Dividends paid	—	(1,060)	—	—	—	—	(1,060)	—	—	(1,060)	—
Stock-based compensation	451	—	—	—	—	—	451	—	—	451	—
Merrill Lynch cash capital contribution	7	—	—	—	—	—	7	—	—	7	—
Issuance of common shares related to employee stock transactions	(376)	—	—	—	—	432	56	—	—	56	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	—	(146)	(146)	—	—	(146)	—
Shares repurchased	(1,000)	—	—	—	—	(500)	(1,500)	—	—	(1,500)	—
Net tax benefit (shortfall) from stock-based compensation	64	—	—	—	—	—	64	—	—	64	—
Subscriptions (redemptions/ distributions) — noncontrolling interest holders	—	—	—	—	—	—	—	(33)	(10)	(43)	343
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	(7)	(6)	(13)	(412)
Other comprehensive income (loss)	—	—	—	68	—	—	68	—	—	68	—
December 31, 2012	$19,421	$6,444	$29	$(59)	$—	$(432)	$25,403	$155	$27	$25,585	$32

(1)	Amount includes $2 million and $1 million of common stock at December 31, 2012 and 2011, respectively.

(2)	Amounts include $89 million of redemptions and $89 million of net consolidations related to consolidated variable interest entities (“VIEs”).

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(in millions)	Addi tional Paid-in Capital(1)	Retained Earnings	Appro priated Retained Earnings	Accu mulated Other Compre hensive Income (Loss)	Treasury Stock Common	Total BlackRock Stock holders’ Equity	Non redeemable Non controlling Interests	Non redeemable Non controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable No ncontrolling Interests / Temporary Equity
December 31, 2012	$19,421	$6,444	$29	$(59)	$(432)	$25,403	$155	$27	$25,585	$32
Net income	—	2,932	—	—	—	2,932	20	—	2,952	(1)
Consolidation of a collateralized loan obligation	—	—	(4)	—	—	(4)	—	—	(4)	—
Allocation of gains (losses) of consolidated collateralized loan obligations	—	—	(3)	—	—	(3)	—	3	—	—
Dividends paid	—	(1,168)	—	—	—	(1,168)	—	—	(1,168)	—
Stock-based compensation	447	—	—	—	1	448	—	—	448	—
Issuance of common shares related to employee stock transactions	(429)	—	—	—	464	35	—	—	35	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(243)	(243)	—	—	(243)	—
Shares repurchased	—	—	—	—	(1,000)	(1,000)	—	—	(1,000)	—
Net tax benefit (shortfall) from stock-based compensation	36	—	—	—	—	36	—	—	36	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(59)	125	66	137
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	19	(134)	(115)	(114)
Other comprehensive income (loss)	—	—	—	24	—	24	—	—	24	—
December 31, 2013	$19,475	$8,208	$22	$(35)	$(1,210)	$26,460	$135	$21	$26,616	$54

(1)	Amounts include $2 million of common stock at both December 31, 2013 and 2012.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Changes in Equity

(in millions)	Additional Paid-in Capital(1)	Retained Earnings	Appro priated Retained Earnings	Accumulated Other Compre hensive Income (Loss)	Treasury Stock Common	Total BlackRock Stock holders’ Equity	Non redeemable Non controlling Interests	Non redeemable Non controlling Interests of Consolidated VIEs	Total Permanent Equity	Redeemable Non controlling Interests / Temporary Equity(2)
December 31, 2013	$19,475	$8,208	$22	$(35)	$(1,210)	$26,460	$135	$21	$26,616	$54
Net income	—	3,294	—	—	—	3,294	9	(41)	3,262	2
Allocation of gains (losses) of consolidated collateralized loan obligations	—	—	(41)	—	—	(41)	—	41	—	—
Dividends paid	—	(1,338)	—	—	—	(1,338)	—	—	(1,338)	—
Stock-based compensation	453	—	—	—	—	453	—	—	453	—
Issuance of common shares related to employee stock transactions	(646)	—	—	—	660	14	—	—	14	—
Employee tax withholdings related to employee stock transactions	—	—	—	—	(344)	(344)	—	—	(344)	—
Shares repurchased	—	—	—	—	(1,000)	(1,000)	—	—	(1,000)	—
Net tax benefit (shortfall) from stock-based compensation	106	—	—	—	—	106	—	—	106	—
Subscriptions (redemptions/distributions) — noncontrolling interest holders	—	—	—	—	—	—	(40)	(6)	(46)	248
Net consolidations (deconsolidations) of sponsored investment funds	—	—	—	—	—	—	—	—	—	(269)
Other comprehensive income (loss)	—	—	—	(238)	—	(238)	—	—	(238)	—
December 31, 2014	$19,388	$10,164	$(19)	$(273)	$(1,894)	$27,366	$104	$15	$27,485	$35

(1)	Amounts include $2 million of common stock at both December 31, 2014 and 2013.

(2)	Amounts include $75 million of redemptions and $75 million of net consolidations related to consolidated VIEs.

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Consolidated Statements of Cash Flows

(in millions)	Year ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income	$3,264	$2,951	$2,440
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	278	291	295
Amortization of deferred sales commissions	56	52	55
Stock-based compensation	453	448	451
Deferred income tax expense (benefit)	(104)	(193)	(61)
Net (gains) losses on nontrading investments	(37)	(73)	(43)
Purchases of investments within consolidated sponsored investment funds	(160)	(195)	(108)
Proceeds from sales and maturities of investments within consolidated sponsored investment funds	137	145	96
Gain related to PennyMac initial public offering	—	(39)	—
Gain related to the charitable contribution	—	(80)	—
Charitable contribution	—	124	—
Assets and liabilities of consolidated VIEs:
Change in cash and cash equivalents	168	143	(24)
Net (gains) losses within consolidated VIEs	41	—	38
Net (purchases) proceeds within consolidated VIEs	(599)	142	(203)
(Earnings) losses from equity method investees	(158)	(158)	(175)
Distributions of earnings from equity method investees	57	80	42
Other adjustments	5	10	(4)
Changes in operating assets and liabilities:
Accounts receivable	78	14	(292)
Investments, trading	(416)	(218)	(664)
Other assets	(1)	(92)	(10)
Accrued compensation and benefits	101	203	138
Accounts payable and accrued liabilities	(69)	7	114
Other liabilities	(13)	80	155
Cash flows from operating activities	3,081	3,642	2,240
Cash flows from investing activities
Purchases of investments	(369)	(412)	(402)
Proceeds from sales and maturities of investments	654	286	695
Distributions of capital from equity method investees	143	83	73
Net consolidations (deconsolidations) of sponsored investment funds	(123)	(48)	(215)
Acquisitions, net of cash acquired	—	(298)	(267)
Purchases of property and equipment	(66)	(94)	(150)
Cash flows from investing activities	239	(483)	(266)
Cash flows from financing activities
Repayments of short-term borrowings	—	(100)	—
Repayments of long-term borrowings	(1,000)	(750)	(500)
Proceeds from long-term borrowings	997	—	1,495
Cash dividends paid	(1,338)	(1,168)	(1,060)
Proceeds from stock options exercised	4	28	47
Repurchases of common stock	(1,344)	(1,243)	(1,645)
Net proceeds from (repayments of) borrowings by consolidated VIEs	512	(410)	331
Net (redemptions/distributions paid)/subscriptions received from noncontrolling interest holders	202	203	300
Excess tax benefit from stock-based compensation	106	41	74
Other financing activities	6	7	14
Cash flows from financing activities	(1,855)	(3,392)	(944)
Effect of exchange rate changes on cash and cash equivalents	(132)	17	70
Net increase (decrease) in cash and cash equivalents	1,333	(216)	1,100
Cash and cash equivalents, beginning of year	4,390	4,606	3,506
Cash and cash equivalents, end of year	$5,723	$4,390	$4,606
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$216	$202	$201
Interest on borrowings of consolidated VIEs	$142	$102	$75
Income taxes (net of refunds)	$1,227	$1,064	$976
Supplemental schedule of noncash investing and financing transactions:
Issuance of common stock	$646	$429	$378
Increase (decrease) in noncontrolling interests due to net consolidation (deconsolidation) of sponsored investment funds	$(269)	$(229)	$(425)
Increase (decrease) in borrowings due to consolidation of VIEs	$585	$363	$406

See accompanying notes to consolidated financial statements.

BlackRock, Inc.

Notes to the Consolidated Financial Statements

1. Introduction and Basis of Presentation

Business. BlackRock, Inc. (together, with its subsidiaries, unless the context otherwise indicates, “BlackRock” or the “Company”) is a leading publicly traded investment management firm providing a broad range of investment and risk management services to institutional and retail clients worldwide.

BlackRock’s diverse platform of active (alpha) and index (beta) investment strategies across asset classes enables the Company to tailor investment outcomes and asset allocation solutions for clients. Product offerings include single- and multi-asset class portfolios investing in equities, fixed income, alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), separate accounts, collective investment funds and other pooled investment vehicles. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics and advisory services and solutions to a broad base of institutional investors.

At December 31, 2014, The PNC Financial Services Group, Inc. (“PNC”) held 21.0% of the Company’s voting common stock and 22.0% of the Company’s capital stock, which includes outstanding common and nonvoting preferred stock.

Basis of Presentation. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. Noncontrolling interests on the consolidated statements of financial condition represents the portion of consolidated sponsored investment funds in which the Company does not have direct equity ownership. Accounts and transactions between consolidated entities have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

Certain items previously reported have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Cash and Cash Equivalents. Cash and cash equivalents primarily consists of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in other assets on the consolidated statements of financial condition. Cash balances maintained by consolidated sponsored investment funds are not considered legally restricted and are included in cash and cash equivalents on the consolidated statements of financial condition. Cash balances maintained by consolidated variable interest entities (“VIEs”) are included in assets of consolidated variable interest entities on the consolidated statements of financial condition.

Investments. Investments in Debt and Marketable Equity Securities. BlackRock classifies debt and marketable equity investments as trading, available-for-sale, or held-to-maturity based on the Company’s intent to sell the security or, for a debt security, the Company’s intent and ability to hold the debt security to maturity.

Trading securities are those investments that are purchased principally for the purpose of selling them in the near term. Trading securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in nonoperating income (expense) on the consolidated statements of income in the period of the change.

Held-to-maturity debt securities are purchased with the positive intent and ability to be held to maturity and are recorded at amortized cost on the consolidated statements of financial condition.

Available-for-sale securities are those securities that are not classified as trading or held-to-maturity. Available-for-sale securities are carried at fair value on the consolidated statements of financial condition with changes in fair value recorded in the accumulated other comprehensive income (loss) component of stockholders’ equity in the period of the change. Upon the disposition of an available-for-sale security, the Company reclassifies the gain or loss on the security from accumulated other comprehensive income (loss) to nonoperating income (expense) on the consolidated statements of income.

Equity Method. For equity investments where BlackRock does not control the investee, and where it is not the primary beneficiary (“PB”) of a VIE, but can exert significant influence over the financial and operating policies of the investee, the Company follows the equity method of accounting. BlackRock’s share of the investee’s underlying net income or loss is recorded as net gain (loss) on investments within nonoperating income (expense) and as other revenue for certain strategic investments since such companies are considered to be an extension of BlackRock’s core business. BlackRock’s share of net income of the investee is recorded based upon the most current information available at the time, which may precede the date of the consolidated statement of financial condition. Distributions received from the investment reduce the Company’s carrying value of the investee and the cost basis if deemed to be a return of capital.

Cost Method. For nonmarketable equity investments where BlackRock neither controls nor has significant influence over the investee, the investments are accounted for using the cost method of accounting. Dividends received from the investment are recorded as dividend income within nonoperating income (expense).

Impairments of Investments. Management periodically assesses equity method, available-for-sale, held-to-maturity and cost investments for impairment. If circumstances indicate that impairment may exist, investments are evaluated using market values, where available, or the expected future cash flows of the investment. If the undiscounted expected future cash flows are lower than the Company’s carrying value of the investment and the Company determines an impairment exists, an impairment charge is recorded on the consolidated statement of income.

When the fair value of available-for-sale securities is lower than cost, the Company evaluates the securities to determine whether the impairment is considered “other-than-temporary.”

In making this determination for equity securities, the Company considers, among other factors, the length of time the security has been in a loss position, the extent to which the security’s market value is less than cost, the financial condition and near-term prospects of the security’s issuer and the Company’s ability and intent to hold the security for a length of time sufficient to allow for recovery of such unrealized losses. If the impairment is considered other-than-temporary, an impairment charge is recorded in nonoperating income (expense) on the consolidated statements of income.

In making this determination for debt securities, the Company considers whether: (1) it has the intent to sell the security; (2) it is more likely than not that it will be required to sell the security before recovery; or (3) it expects to recover the entire amortized cost basis of the security. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security but the security has suffered a credit loss, the credit loss will be bifurcated from the total impairment and recorded in earnings with the remaining portion recorded in accumulated other comprehensive income.

Consolidation. For investment products in which BlackRock’s voting interest is less than 50%, an analysis is performed to determine if the investment product is a VIE or a voting rights entity.

Consolidation of Variable Interest Entities. Certain investment products for which a controlling financial interest is achieved through arrangements that do not involve or are not directly linked to voting interests are deemed VIEs. BlackRock reviews factors, including whether the entity has equity that is sufficient to permit the entity to finance its activities without additional subordinated support from other parties and the rights and obligations of the equity holders to receive expected residual returns or absorb expected losses, to determine if the investment product is a VIE. BlackRock continuously evaluates such factors as facts and circumstances change. BlackRock is required to consolidate a VIE when it is deemed to be the PB.

The Company uses two methods for determining whether it is the PB of VIEs in accordance with current accounting guidance depending on the nature and characteristics of the VIE. For collateralized loan obligations (“CLOs”), the Company is deemed to be PB if it has the power to direct activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE. For certain sponsored investment funds, including money markets, the Company is deemed to be the PB, if it absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both.

Consolidation of Voting Rights Entities. To the extent that BlackRock can exert control over the financial and operating policies of the investee, which generally exists if there is a 50% or greater voting interest or if partners or members of certain products do not have substantive rights, BlackRock consolidates the investee.

The Company, as general partner or managing member of certain sponsored investment funds, generally is presumed to control funds that are limited partnerships or limited liability companies. The Company reviews such investment vehicles to determine if such a presumption can be overcome by determining whether other nonaffiliated partners or members of the limited partnership or limited liability company have the substantive ability to dissolve (liquidate) the investment vehicle, or to otherwise remove BlackRock as the general partner or managing member without cause based on an unaffiliated simple majority vote, or have other substantive participating rights. If the presumption of control is not overcome, BlackRock will consolidate the investment vehicle.

Retention of Specialized Accounting Principles. Upon consolidation of certain sponsored investment funds, the Company retains the specialized accounting principles of the underlying funds. All of the underlying investments held by such consolidated sponsored investment funds are carried at fair value with corresponding changes in the investments’ fair values reflected in nonoperating income (expense) on the consolidated statements of income. When the Company no longer controls these funds due to reduced ownership percentage or other reasons, the funds are deconsolidated and accounted for under another accounting method if the Company still maintains an investment.

Separate Account Assets and Liabilities. Separate account assets are maintained by BlackRock Life Limited, a wholly owned subsidiary of the Company, which is a registered life insurance company in the United Kingdom, and represent segregated assets held for purposes of funding individual and group pension contracts. The life insurance company does not underwrite any insurance contracts that involve any insurance risk transfer from the insured to the life insurance company. The separate account assets primarily include equity securities, debt securities, money market funds and derivatives. The separate account assets are not subject to general claims of the creditors of BlackRock. These separate account assets and the related equal and offsetting liabilities are recorded as separate account assets and separate account liabilities on the consolidated statements of financial condition.

The net investment income attributable to separate account assets supporting individual and group pension contracts accrues directly to the contract owner and is not reported on the consolidated statements of income. While BlackRock has no economic interest in these separate account assets and liabilities, BlackRock earns policy administration and management fees associated with these products, which are included in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

Separate Account Collateral Assets Held and Liabilities Under Securities Lending Agreements. The Company facilitates securities lending arrangements whereby securities held by separate accounts maintained by BlackRock Life Limited are lent to third parties under global master securities lending agreements. In exchange, the Company receives collateral with minimum values generally ranging from approximately 102% to 112% of the value of the securities lent in order to reduce counterparty risk. The required collateral value is calculated on a daily basis. The global master securities lending agreements provide the Company the right to request additional collateral or, in the event of borrower default, the right to liquidate collateral. Under the Company’s securities lending arrangements, the Company can resell or repledge the collateral and the borrower can resell or repledge the loaned securities. The securities lending transactions entered into by the Company are accompanied by an agreement that entitles the Company to request the borrower to return the securities at any time; therefore, these transactions are not reported as sales.

As a result of the Company’s ability to resell or repledge the collateral, the Company records on the consolidated statements of financial condition the cash and noncash collateral received under these BlackRock Life Limited securities lending arrangements as its own asset in addition to an equal and offsetting collateral liability for the obligation to return the collateral. During 2014 and 2013, the Company had not resold or repledged any of the collateral received under these arrangements. At December 31, 2014 and 2013, the fair value of loaned securities held by separate accounts was approximately $30.6 billion and $19.7 billion, respectively, and the fair value of the collateral held under these securities lending agreements was approximately $33.7 billion and $21.8 billion, respectively.

Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally determined by cost less any estimated residual value using the straight-line method over the estimated useful lives of the various classes of property and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the remaining lease term.

BlackRock develops a variety of risk management, investment analytic and investment system services for internal use, utilizing proprietary software that is hosted and maintained by BlackRock. The Company capitalizes certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software costs are included within property and equipment on the consolidated statements of financial condition and are amortized, beginning when the software project is put into production, over the estimated useful life of the software of approximately three years.

Goodwill and Intangible Assets. Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. In its assessment of goodwill for impairment, the Company considers such factors as the book value and market capitalization of the Company. On a quarterly basis, the Company considers if triggering events have occurred that may indicate a potential goodwill impairment. If a triggering event has occurred, the Company performs assessments, which may include reviews of significant valuation assumptions, to determine if goodwill may be impaired. The Company performs an impairment assessment of its goodwill at least annually as of July 31st.

Intangible assets are comprised of indefinite-lived intangible assets and finite-lived intangible assets acquired in a business acquisition. The value of contracts to manage assets in proprietary open-end funds and collective trust funds and certain other commingled products without a specified termination date is generally classified as indefinite-lived intangible assets. The assignment of indefinite lives to such contracts primarily is based upon the following: (i) the assumption that there is no foreseeable limit on the contract period to manage these products; (ii) the Company expects to, and has the ability to, continue to operate these products indefinitely; (iii) the products have multiple investors and are not reliant on a single investor or small group of investors for their continued operation; (iv) current competitive factors and economic conditions do not indicate a finite life; and (v) there is a high likelihood of continued renewal based on historical experience. In addition, trade names/trademarks are considered indefinite-lived intangible assets when they are expected to generate cash flows indefinitely.

Indefinite-lived intangible assets and goodwill are not amortized. Finite-lived management contracts, which relate to acquired separate accounts and funds with a specified termination date, are amortized over their remaining useful lives.

The Company performs assessments to determine if any intangible assets are potentially impaired and whether the indefinite-lived and finite-lived classifications are still appropriate. The carrying value of finite-lived management contracts and their remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment. The Company performs such impairment assessments of its intangible assets including indefinite-lived management contracts and trade names/trademarks, at least annually, as of July 31st. In evaluating whether it is more likely than not that the fair value of indefinite-lived intangibles is less than its carrying value, BlackRock assesses various significant qualitative factors, including assets under management (“AUM”), revenue basis points, projected AUM growth rates, operating margins, tax rates and discount rates. In addition, the Company considers other factors, including (i) macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; (ii) industry and market considerations such as a deterioration in the environment in which the entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics, a change in the market for an entity’s services, or regulatory, legal or political developments; and (iii) entity-specific events, such as a change in management or key personnel, overall financial performance and litigation that could affect significant inputs used to determine the fair value of the indefinite-lived intangible asset.

If potential impairment circumstances are considered to exist, the Company will perform an impairment test using an undiscounted cash flow analysis. Actual results could differ from these cash flow estimates, which could materially impact the impairment conclusion. If the asset is determined to be impaired, the difference between the carrying value of the asset and its current fair value would be recognized as an expense in the period in which the impairment occurs.

Noncontrolling Interests. The Company reports noncontrolling interests as equity, separate from the parent’s equity, on the consolidated statements of financial condition. In addition, the Company’s consolidated net income on the consolidated statements of income includes the income (loss) attributable to noncontrolling interest holders of the Company’s consolidated sponsored investment funds and CLOs. Income (loss) attributable to noncontrolling interests is not adjusted for income taxes for consolidated sponsored investment funds and CLOs that are treated as pass-through entities for tax purposes.

Classification and Measurement of Redeemable Securities. The Company includes redeemable noncontrolling interests related to certain consolidated sponsored investment funds in temporary equity on the consolidated statements of financial condition.

Appropriated Retained Earnings. Upon the consolidation of CLOs, BlackRock records an adjustment to appropriated retained earnings on the consolidated statements of financial condition equal to the difference between the fair value of the CLOs’ assets and the fair value of their liabilities. Such amounts are recorded as appropriated retained earnings as the CLO noteholders ultimately will receive the benefits or absorb the losses associated with the CLOs’ assets and liabilities. The net change in the fair value of the CLOs’ assets and liabilities is recorded as net income (loss) attributable to nonredeemable noncontrolling interests and as a change to appropriated retained earnings.

Treasury Stock. The Company records common stock purchased for treasury at cost. At the date of subsequent reissuance, the treasury stock account is reduced by the cost of such stock using the average cost method.

Revenue Recognition

Investment Advisory, Administration Fees and Securities Lending Revenue. Investment advisory and administration fees are recognized as the services are performed. Such fees are primarily based on pre-determined percentages of the market value of AUM or committed capital. Investment advisory and administration fees are affected by changes in AUM, including market appreciation or depreciation, foreign exchange translation and net inflows or outflows. Investment advisory and administration fees for investment funds are shown net of fees waived pursuant to contractual expense limitations of the funds or voluntary waivers.

The Company contracts with third parties and related parties for various mutual fund distribution and shareholder servicing to be performed on behalf of certain funds the Company manages. Such arrangements generally are priced as a portion of the management fee paid by the fund. In certain cases, the fund (primarily international funds) takes on the primary responsibility for payment for services such that the Company bears no credit risk to the third party. The Company accounts for such retrocession arrangements in accordance with Accounting Standards Codification (“ASC”) 605-45, Revenue Recognition – Principal Agent Considerations, and records its management fees net of retrocessions. Retrocessions for 2014, 2013 and 2012 were $891 million, $785 million and $793 million, respectively, and were reflected net in investment advisory, administration fees and securities lending revenue on the consolidated statements of income.

The Company also earns revenue by lending securities as an agent on behalf of clients, primarily to brokerage institutions. Revenue is accounted for on an accrual basis. The revenue earned is shared between the Company and the funds or other third-party accounts managed by the Company from which the securities are borrowed.

Investment Advisory Performance Fees / Carried Interest. The Company receives investment advisory performance fees or incentive allocations from certain actively managed investment funds and certain separately managed accounts (“SMAs”). These performance fees are dependent upon exceeding specified relative or absolute investment return thresholds. Such fees are recorded upon completion of the measurement period, which varies by product or account, and could be monthly, quarterly, annually or longer.

In addition, the Company receives carried interest from certain alternative investment products upon exceeding performance thresholds. BlackRock may be required to return all, or part, of such carried interest depending upon future performance of these funds. Therefore, BlackRock records carried interest subject to such clawback provisions in investments or cash, to the extent that it is distributed, on its consolidated statements of financial condition. Carried interest is recorded as performance fee revenue upon the earlier of the termination of the investment fund or when the likelihood of clawback is considered mathematically improbable.

The Company records a deferred carried interest liability to the extent it receives cash or capital allocations related to carried interest prior to meeting the revenue recognition criteria. At December 31, 2014 and 2013, the Company had $105 million and $108 million, respectively, of deferred carried interest recorded in other liabilities on the consolidated statements of financial condition. The ultimate recognition of performance fee revenue, if any, for these products is unknown.

BlackRock Solutions and Advisory. BlackRock provides a variety of risk management, investment analytic, enterprise investment system and financial markets advisory services to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies. These services are provided under the brand name BlackRock Solutions and include a wide array of risk management services, valuation of illiquid securities, disposition and workout assignments (including long-term portfolio liquidation assignments), strategic planning and execution, and enterprise investment system outsourcing to clients. Fees earned for BlackRock Solutions and advisory services are recorded as services are performed and are determined using some, or all, of the following methods: (i) percentages of various attributes of advisory AUM or value of positions on the Aladdin platform, (ii) fixed fees and (iii) performance fees if contractual thresholds are met. The fees earned for BlackRock Solutions and advisory services are recorded in BlackRock Solutions and advisory on the consolidated statements of income.

Other Revenue. The Company earns fees for transition management services comprised of commissions from acting as an introducing broker-dealer in buying and selling securities on behalf of the Company’s customers. Commissions related to transition management services are recorded on a trade-date basis as securities transactions occur and are reflected in other revenue on the consolidated statements of income.

The Company earns commissions revenue upon the sale of unit trusts and Class A mutual funds. Revenue is recorded at the time of the sale of the product.

Other revenue also includes equity method investment earnings related to certain strategic investments and marketing fees earned for services to distribute iPath® products, which are exchange-traded notes issued by Barclays.

Stock-based Compensation. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The compensation cost is recognized over the period during which an employee is required to provide service (usually the vesting period) in exchange for the stock-based award.

The Company measures the grant-date fair value of restricted stock units (“RSUs”) using the Company’s share price on the date of grant. For employee share options and instruments with market conditions, the Company uses pricing models. If an equity award is modified after the grant date, incremental compensation cost is recognized for an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. Awards under the Company’s stock-based compensation plans vest over various periods. Compensation cost is recorded by the Company on a straight-line basis over the requisite service period for each separate vesting portion of the award as if the award is, in-substance, multiple awards. Compensation cost is reduced by the number of awards expected to be forfeited prior to vesting. Forfeiture estimates generally are derived using historical forfeiture information, where available, and are reviewed for reasonableness at least quarterly.

The Company amortizes the grant-date fair value of stock-based compensation awards made to retirement-eligible employees over the requisite service period. Upon notification of retirement, the Company accelerates the unamortized portion of the award over the contractually required retirement notification period, if applicable.

Distribution and Servicing Costs. Distribution and servicing costs include payments to third parties, primarily associated with distribution and servicing of client investments in certain BlackRock products. Distribution and servicing costs are expensed when incurred.

Amortization of Deferred Sales Commissions. The Company holds the rights to receive certain cash flows from sponsored mutual funds sold without a front-end sales charge (“back-end load shares”). The carrying value of these deferred mutual fund commissions is recorded within other assets on the consolidated statements of financial condition and is being amortized over periods between one and six years. The Company receives distribution fees from these funds and contingent deferred sales commissions (“CDSCs”) upon shareholder redemption of certain back-end load shares that are recorded within distribution fees on the consolidated statements of income. Upon receipt of CDSCs, the Company records revenue and the remaining unamortized deferred sales commission is expensed.

Direct Fund Expenses. Direct fund expenses, which are expensed as incurred, primarily consist of third-party nonadvisory expenses incurred by BlackRock related to certain funds for the use of certain index trademarks, reference data for certain indices, custodial services, fund administration, fund accounting, transfer agent services, shareholder reporting services, audit and tax services as well as other fund-related expenses directly attributable to the nonadvisory operations of the fund.

Leases. The Company accounts for its operating leases, which may include escalation clauses, in accordance with ASC 840-10, Leases. The Company expenses the lease payments associated with operating leases evenly during the lease term (including rent-free periods) commencing when the Company obtains the right to control the use of the leased property.

Foreign Exchange. Monetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the date of the consolidated statements of financial condition. Nonmonetary assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at historical exchange rates. Revenue and expenses are translated at average exchange rates during the period. Gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income, a separate component of stockholders’ equity, on the consolidated statements of financial condition. Gains or losses resulting from foreign currency transactions are included in general and administration expense on the consolidated statements of income. For 2014, 2013 and 2012, the gains (losses) from foreign currency transactions were immaterial.

Income Taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the consolidated statements of income in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.

Excess tax benefits related to stock-based compensation are recognized as additional paid-in capital and are reflected as financing cash flows on the consolidated statements of cash flows. If the Company does not have additional paid-in capital credits (cumulative tax benefits recorded to additional paid-in capital), the Company will record an expense for any deficit, or shortfall, between the recorded tax benefit and tax return benefit. At December 31, 2014 and 2013, BlackRock had excess additional paid-in capital credits to absorb potential future deficits between recorded tax benefits and tax return benefits.

Earnings per Share (“EPS”). Basic EPS is calculated by dividing net income applicable to common shareholders by the weighted-average number of shares outstanding during the period. Diluted EPS includes the determinants of basic EPS and common stock equivalents outstanding during the period. Diluted EPS is computed using the treasury stock method.

Due to the similarities in terms between BlackRock’s nonvoting participating preferred stock and the Company’s common stock, the Company considers its nonvoting participating preferred stock to be a common stock equivalent for purposes of EPS calculations. As such, the Company has included the outstanding nonvoting participating preferred stock in the calculation of average basic and diluted shares outstanding.

Prior to 2013, the Company calculated EPS pursuant to the two-class method, which specifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents are considered participating securities and should be included in the computation of EPS. The Company’s participating securities consisted of its unvested share-based payment awards that contained rights to nonforfeitable dividends or dividend equivalents. The dilutive effect of participating securities was calculated under the more dilutive of either the treasury stock method or the two-class method. The Company’s remaining participating securities vested in January 2013.

Business Segments. The Company’s management directs BlackRock’s operations as one business, the asset management business. As such, the Company operates in one business segment as defined in ASC 280-10, Segment Reporting (“ASC 280-10”).

Fair Value Measurements.

Hierarchy of Fair Value Inputs. The Company uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:

Quoted prices (unadjusted) in active markets for identical assets or liabilities at the reporting date.

•	Level 1 assets may include listed mutual funds (including those accounted for under the equity method of accounting as these mutual funds are investment companies that have publicly available net asset values (“NAVs”), which in accordance with GAAP, are calculated under fair value measures and the changes in fair values are equal to the earnings of such funds), ETFs, listed equities and certain exchange-traded derivatives.

Level 2 Inputs:

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; quotes from pricing services or brokers for which the Company can determine that orderly transactions took place at the quoted price or that the inputs used to arrive at the price are observable; and inputs other than quoted prices that are observable, such as models or other valuation methodologies. As a practical expedient, the Company uses the NAV (or its equivalent) of certain investments as their fair value.

•	Level 2 assets may include debt securities, bank loans, short-term floating-rate notes, asset-backed securities, securities held within consolidated hedge funds, certain equity method limited partnership interests in hedge funds valued based on NAV (or its equivalent) where the Company has the ability to redeem at the measurement date or within the near term without redemption restrictions, restricted public securities valued at a discount, as well as over-the-counter derivatives, including interest and inflation rate swaps and foreign currency exchange contracts that have inputs to the valuations that generally can be corroborated by observable market data.

Level 3 Inputs:

Unobservable inputs for the valuation of the asset or liability, which may include nonbinding broker quotes. Level 3 assets include investments for which there is little, if any, market activity. These inputs require significant management judgment or estimation. Certain investments that are valued using a NAV (or its equivalent) and are subject to current redemption restrictions that will not be lifted in the near term are included in Level 3.

•	Level 3 assets may include general and limited partnership interests in private equity funds, funds of private equity funds, real estate funds, hedge funds, funds of hedge funds, direct private equity investments held within consolidated funds, bank loans and bonds.

•	Level 3 liabilities include borrowings of consolidated CLOs valued based upon nonbinding single-broker quotes and contingent liabilities related to acquisitions valued based upon discounted cash flow analysis using unobservable market data.

•	Level 3 inputs include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, opportunistic funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices.

Significance of Inputs. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

Valuation Techniques. The fair values of certain Level 3 assets and liabilities were determined using various methodologies as appropriate, including NAVs of underlying investments, third-party pricing vendors, broker quotes and market and income approaches. Such quotes and modeled prices are evaluated for reasonableness through various procedures, including due diligence reviews of third-party pricing vendors, variance analyses, consideration of the current market environment and other analytical procedures.

As a practical expedient, the Company uses NAV as the fair value for certain investments. The inputs to value these investments may include BlackRock capital accounts for its partnership interests in various alternative investments, including distressed credit hedge funds, opportunistic funds, real estate and private equity funds, which may be adjusted by using the returns of certain market indices. The various partnerships generally are investment companies, which record their underlying investments at fair value based on fair value policies established by management of the underlying fund. Fair value policies at the underlying fund generally require the fund to utilize pricing/valuation information from third-party sources, including independent appraisals. However, in some instances, current valuation information for illiquid securities or securities in markets that are not active may not be available from any third-party source or fund management may conclude that the valuations that are available from third-party sources are not reliable. In these instances, fund management may perform model-based analytical valuations that may be used as an input to value these investments.

A significant number of inputs used to value equity, debt securities and bank loans is sourced from third-party pricing vendors. Generally, prices obtained from pricing vendors are categorized as Level 1 inputs for identical securities traded in active markets and as Level 2 for other similar securities if the vendor uses observable inputs in determining the price. Annually, BlackRock’s internal valuation committee or other designated groups review both the valuation methodologies, including the general assumptions and methods used to value various asset classes, and operational processes with these vendors. On a quarterly basis, meetings are held with key vendors to identify any significant changes to the vendors’ processes.

In addition, quotes obtained from brokers generally are nonbinding and categorized as Level 3 inputs. However, if the Company is able to determine that market participants have transacted for the asset in an orderly manner near the quoted price or if the Company can determine that the inputs used by the broker are observable, the quote is classified as a Level 2 input.

Fair Value Option. The Company applies the fair value option provisions for eligible assets and liabilities, including bank loans and borrowings, held by consolidated CLOs to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplification. To the extent there is a difference between the change in fair value of the assets and liabilities, the difference is reflected as net income (loss) attributable to nonredeemable noncontrolling interests on the consolidated statements of income and offset by a change in appropriated retained earnings on the consolidated statements of financial condition.

Derivative Instruments and Hedging Activities. The Company does not use derivative financial instruments for trading or speculative purposes. The Company may use derivative financial instruments primarily for purposes of hedging exposures to fluctuations in foreign currency exchange rates of certain assets and liabilities, and market exposures for certain seed investments. The Company may also use derivatives within its separate account assets, which are segregated funds held for purposes of funding individual and group pension contracts. In addition, certain consolidated sponsored investment funds may also invest in derivatives as a part of their investment strategy.

Changes in the fair value of the Company’s derivative financial instruments are generally recognized in earnings and, where applicable, are offset by the corresponding gain or loss on the related foreign-denominated assets or liabilities or hedged investments, on the consolidated statements of income.

Accounting Pronouncements Adopted in 2014

Cumulative Translation Adjustment. In March 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-05,

Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The adoption of ASU 2013-05 on January 1, 2014 was not material to the consolidated financial statements.

Investment Company Guidance. In June 2013, the FASB issued ASU 2013-08, Financial Services – Investment Companies: Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). ASU 2013-08 amends the current criteria for an entity to qualify as an investment company, creates new disclosure requirements and amends the measurement criteria for certain interests in other investment companies. The adoption of ASU 2013-08 on January 1, 2014 was not material to the consolidated financial statements.

Presentation of an Unrecognized Tax Benefit. In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The adoption of ASU 2013-11 on January 1, 2014 was not material to the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The Company is currently evaluating the impact of adopting ASU 2014-09, which is effective for the Company on January 1, 2017.

Amendments to the Consolidation Analysis and Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity. In August 2014, the FASB issued ASU 2014-13, Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (“ASU 2014-13”). ASU 2014-13 provides an entity that consolidates a collateralized financing entity (“CFE”) that had elected the fair value option for the financial assets and financial liabilities of such CFE an alternative to current fair value measurement guidance. If elected, the Company could measure both the financial assets and the financial liabilities of the CFE by using the more observable of the fair value of the financial assets and the fair value of the financial liabilities. The election would effectively eliminate any measurement difference previously recorded as net income (loss) attributable to nonredeemable noncontrolling interests and as an adjustment to appropriated retained earnings.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which significantly amends the consolidation analysis required under current consolidation guidance. The amendments include changes to: (i) the VIE analysis for limited partnerships; (ii) the criteria for evaluating whether fees paid to a decision maker or a service provider are a variable interest; (iii) the effect of fee arrangements on the

PB determination; (iv) the effect of related parties on the PB determination; and (v) the consolidation evaluation for certain investment funds. This includes a scope exception for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds.

ASU 2014-13 and ASU 2015-02 are effective for the Company on January 1, 2016, with retrospective or modified retrospective approach required. ASU 2014-13 permits early adoption as of the beginning of an annual period. ASU 2015-02 permits early adoption in an interim period with any adjustments reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact to the consolidated financial statements of adopting all of the provisions of ASU 2015-02 and ASU 2014-13.

3. Investments

A summary of the carrying value of total investments is as follows:

(in millions)	December 31, 2014	December 31, 2013
Available-for-sale investments	$201	$183
Held-to-maturity investments	79	83
Trading investments:
Consolidated sponsored investment funds	443	385
Other equity and debt securities	29	43
Deferred compensation plan mutual funds	64	58
Total trading investments	536	486
Other investments:
Consolidated sponsored investment funds	270	441
Equity method investments	633	697
Deferred compensation plan equity method investments	21	39
Cost method investments(1)	96	119
Carried interest	85	103
Total other investments	1,105	1,399
Total investments	$1,921	$2,151

(1)	Amounts primarily include Federal Reserve Bank (“FRB”) Stock.

At December 31, 2014, the Company consolidated $713 million of investments held by consolidated sponsored investment funds (excluding VIEs) of which $443 million and $270 million were classified as trading investments and other investments, respectively. At December 31, 2013, the Company consolidated $826 million of investments held by consolidated sponsored investment funds (excluding VIEs) of which $385 million and $441 million were classified as trading investments and other investments, respectively.

Available-for-Sale Investments

A summary of the cost and carrying value of investments classified as available-for-sale investments is as follows:

(in millions)		Gross Unrealized		Carrying Value
December 31, 2014	Cost	Gains	Losses
Equity securities of sponsored investment funds	$205	$5	$(9)	$201

December 31, 2013
Equity securities of sponsored investment funds	$180	$4	$(4)	$180
Other securities	1	2	—	3
Total available-for-sale investments	$181	$6	$(4)	$183

Available-for-sale investments primarily included seed investments in BlackRock sponsored mutual funds.

A summary of sale activity in available-for-sale securities during 2014, 2013 and 2012 is shown below.

	Year ended December 31,
(in millions)	2014	2013	2012
Sales proceeds	$155	$139	$134
Net realized gain (loss):
Gross realized gains	$14	$20	$8
Gross realized losses	(3)	(1)	(1)
Net realized gain (loss)	$11	$19	$7

Held-to-Maturity Investments

The carrying value of held-to-maturity investments was $79 million and $83 million at December 31, 2014 and 2013, respectively. Held-to-maturity investments included foreign government debt held for regulatory purposes and the amortized cost (carrying value) of these investments approximated fair value. At December 31, 2014, $66 million of these investments mature in one year or less and $13 million mature after 10 years.

Trading Investments

A summary of the cost and carrying value of trading investments is as follows:

	December 31, 2014		December 31, 2013
(in millions)	Cost	Carrying Value	Cost	Carrying Value
Trading investments:
Deferred compensation plan mutual funds	$48	$64	$49	$58
Equity securities/multi-asset mutual funds	210	239	174	184
Debt securities/fixed income mutual funds:
Corporate debt	109	110	128	128
Government debt	100	103	121	116
Asset/mortgage backed debt	20	20	—	—
Total trading investments	$487	$536	$472	$486

At December 31, 2014, trading investments included $220 million of equity securities and $223 million of debt securities held by consolidated sponsored investment funds, $64 million of certain deferred compensation plan mutual fund investments and $29 million of other equity and debt securities.

At December 31, 2013, trading investments included $172 million of equity securities and $213 million of debt securities held by consolidated sponsored investment funds, $58 million of certain deferred compensation plan mutual fund investments and $43 million of other equity and debt securities.

Other Investments

A summary of the cost and carrying value of other investments is as follows:

	December 31, 2014		December 31, 2013
(in millions)	Cost	Carrying Value	Cost	Carrying Value
Other investments:
Consolidated sponsored investment funds	$268	$270	$420	$441
Equity method	518	633	613	697
Deferred compensation plan equity method investments	21	21	37	39
Cost method investments:
Federal Reserve Bank stock	92	92	90	90
Other	4	4	17	29
Total cost method investments	96	96	107	119
Carried interest	—	85	—	103
Total other investments	$903	$1,105	$1,177	$1,399

Consolidated sponsored investment funds include third-party private equity funds, direct investments in private companies and third-party hedge funds held by BlackRock sponsored investment funds.

Equity method investments primarily include BlackRock’s direct investments in certain BlackRock sponsored investment funds. See Note 11, Other Assets, for information on the Company’s investment in PennyMac Financial Services, Inc. (“PennyMac”), which is included in other assets on the consolidated statements of financial condition.

Cost method investments include nonmarketable securities, including FRB stock, which is held for regulatory purposes and is restricted from sale. At December 31, 2014 and 2013, there were no indicators of impairment on these investments.

Carried interest represents allocations to BlackRock’s general partner capital accounts from certain funds. These balances are subject to change upon cash distributions, additional allocations or reallocations back to limited partners within the respective funds.

4. Consolidated Sponsored Investment Funds

The Company consolidates certain sponsored investment funds primarily because it is deemed to control such funds. The investments owned by these consolidated sponsored investment funds are classified as trading or other investments. The following table presents the balances related to these consolidated funds that were included on the consolidated statements of financial condition as well as BlackRock’s net interest in these funds:

(in millions)	December 31, 2014	December 31, 2013
Cash and cash equivalents	$120	$114
Investments:
Trading investments	443	385
Other investments	270	441
Other assets	20	20
Other liabilities	(18)	(39)
Noncontrolling interests	(139)	(189)
BlackRock’s net interests in consolidated investment funds	$696	$732

BlackRock’s total exposure to consolidated sponsored investment funds represents the value of its economic ownership interest in these sponsored investment funds. Valuation changes associated with investments held at fair value by these consolidated investment funds are reflected in nonoperating income (expense) and partially offset in net income (loss) attributable to noncontrolling interests for the portion not attributable to BlackRock.

In addition, at December 31, 2014 and 2013, several consolidated CLOs and one sponsored investment fund, which were deemed to be VIEs, were excluded from the balances in the table above as the balances for these investment products are reported separately on the consolidated statements of financial condition. See Note 6, Variable Interest Entities, for further discussion on these consolidated investment products.

The Company may not be readily able to access cash and cash equivalents held by consolidated sponsored investment funds to use in its operating activities. In addition, the Company may not be readily able to sell investments held by consolidated sponsored investment funds in order to obtain cash for use in the Company’s operations.

5. Fair Value Disclosures

Fair Value Hierarchy

Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2014 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value(1)	December 31, 2014
Assets:
Investments
Available-for-sale:
Equity securities of sponsored investment funds	$198	$3	$—	$—	$201
Held-to-maturity debt securities	—	—	—	79	79
Trading:
Deferred compensation plan mutual funds	64	—	—	—	64
Equity/Multi-asset mutual funds	239	—	—	—	239
Debt securities / fixed income mutual funds	11	222	—	—	233
Total trading	314	222	—	—	536
Other investments:
Consolidated sponsored investment funds private / public equity(2)	11	11	248	—	270
Equity method:
Hedge funds / Funds of hedge funds	—	213	64	5	282
Private equity investments	—	—	107	—	107
Real estate funds	—	21	88	8	117
Fixed income mutual funds	29	—	—	—	29
Other	98	—	—	—	98
Total equity method	127	234	259	13	633
Deferred compensation plan equity method investments	—	—	21	—	21
Cost method investments	—	—	—	96	96
Carried interest	—	—	—	85	85
Total investments	650	470	528	273	1,921
Separate account assets	113,566	46,866	—	855	161,287
Separate account collateral held under securities lending agreements:
Equity securities	30,387	—	—	—	30,387
Debt securities	—	3,267	—	—	3,267
Total separate account collateral held under securities lending agreements	30,387	3,267	—	—	33,654
Assets of consolidated VIEs:
Bank loans and other assets	—	2,958	302	32	3,292
Bonds	—	29	18	—	47
Private / public equity(3)	—	3	10	—	13
Total assets of consolidated VIEs	—	2,990	330	32	3,352
Total	$144,603	$53,593	$858	$1,160	$200,214
Liabilities:
Borrowings of consolidated VIEs	$—	$—	$3,389	$—	$3,389
Separate account collateral liabilities under securities lending agreements	30,387	3,267	—	—	33,654
Other liabilities(4)	—	5	39	—	44
Total	$30,387	$3,272	$3,428	$—	$37,087

(1)	Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. In accordance with GAAP, certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Level 3 amounts include $168 million and $80 million of underlying third-party private equity funds and direct investments in private equity companies held by private equity funds, respectively.

(3)	Level 3 amounts include $10 million of underlying third-party private equity funds held by a consolidated private equity fund of fund.

(4)	Amounts include a derivative (see Note 7, Derivatives and Hedging, for more information) and contingent liabilities related to the acquisitions of the Credit Suisse ETF franchise and MGPA (see Note 13, Commitments and Contingencies, for more information).

Assets and liabilities measured at fair value on a recurring basis and other assets not held at fair value

December 31, 2013 (in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Other Assets Not Held at Fair Value(1)	December 31, 2013
Assets:
Investments
Available-for-sale:
Equity securities of sponsored investment funds	$180	$—	$—	$—	$180
Other securities	—	3	—	—	3
Total available-for-sale	180	3	—	—	183
Held-to-maturity debt securities	—	—	—	83	83
Trading:
Deferred compensation plan mutual funds	58	—	—	—	58
Equity/Multi-asset mutual funds	184	—	—	—	184
Debt securities / fixed income mutual funds	31	213	—	—	244
Total trading	273	213	—	—	486
Other investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	—	135	24	—	159
Private / public equity(2)	5	13	223	41	282
Total consolidated sponsored investment funds	5	148	247	41	441
Equity method:
Hedge funds / Funds of hedge funds	—	177	99	63	339
Private equity investments	—	—	101	—	101
Real estate funds	—	20	98	7	125
Fixed income mutual funds	113	—	—	—	113
Equity/Multi-asset, alternative mutual funds	19	—	—	—	19
Total equity method	132	197	298	70	697
Deferred compensation plan equity method investments	—	10	29	—	39
Cost method investments	—	—	—	119	119
Carried interest	—	—	—	103	103
Total investments	590	571	574	416	2,151
Separate account assets	113,382	40,841	—	890	155,113
Separate account collateral held under securities lending agreements:
Equity securities	20,856	—	—	—	20,856
Debt securities	—	932	—	—	932
Total separate account collateral held under securities lending agreements	20,856	932	—	—	21,788
Other assets(3)	—	39	—	—	39
Assets of consolidated VIEs:
Bank loans and other assets	—	2,047	129	19	2,195
Bonds	—	71	35	—	106
Private / public equity(4)	—	10	14	—	24
Total assets of consolidated VIEs	—	2,128	178	19	2,325
Total	$134,828	$44,511	$752	$1,325	$181,416
Liabilities:
Borrowings of consolidated VIEs	$—	$—	$2,369	$—	$2,369
Separate account collateral liabilities under securities lending agreements	20,856	932	—	—	21,788
Other liabilities(5)	18	4	42	—	64
Total	$20,874	$936	$2,411	$—	$24,221

(1)	Amounts are comprised of investments held at cost or amortized cost, carried interest and certain equity method investments, which include sponsored investment funds and other assets, which are not accounted for under a fair value measure. Certain equity method investees do not account for both their financial assets and liabilities under fair value measures; therefore, the Company’s investment in such equity method investees may not represent fair value.

(2)	Level 3 amounts include $195 million and $28 million of underlying third-party private equity funds and direct investments in private equity companies held by private equity funds, respectively.

(3)	Amount includes company-owned and split-dollar life insurance policies and unrealized gains on forward foreign currency exchange contracts.

(4)	Level 3 amounts include $14 million of underlying third-party private equity funds held by a sponsored private equity fund of fund.

(5)	Amounts include a derivative (see Note 7, Derivatives and Hedging, for more information), securities sold short within consolidated sponsored investment funds and contingent liabilities related to the acquisitions of the Credit Suisse ETF franchise and MGPA (see Note 13, Commitments and Contingencies, for more information).

Level 3 Assets. Level 3 investments of $528 million and $574 million at December 31, 2014 and 2013, respectively, primarily related to equity method investments and private equity funds held by consolidated sponsored investment funds. Level 3 assets within investments, except for direct investments in private equity companies held by private equity funds described below, were primarily valued based upon NAVs received from internal and third-party fund managers.

Direct investments in private equity companies held by private equity funds totaled $80 million and $28 million at December 31, 2014 and 2013, respectively. Direct investments in private equity companies may be valued using the market approach or the income approach, or a combination thereof, and were valued based on an assessment of each underlying investment, incorporating evaluation of additional significant third-party financing, changes in valuations of comparable peer companies, the business environment of the companies, market indices, assumptions relating to appropriate risk adjustments for nonperformance and legal restrictions on disposition, among other factors. The fair value derived from the methods used is evaluated and weighted, as appropriate, considering the reasonableness of the range of values indicated. Under the market approach, fair value may be determined by reference to multiples of market-comparable companies or transactions, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. Under the income approach, fair value may be determined by discounting the expected cash flows to a single present value amount using current expectations about those future amounts. Unobservable inputs used in a discounted cash flow model may include projections of operating performance generally covering a five-year period and a terminal value of the private equity direct investment. For investments utilizing the discounted cash flow valuation technique, a significant increase (decrease) in the discount rate, risk premium or discount for lack of marketability in isolation could result in a significantly lower (higher) fair value measurement. For investments utilizing the market comparable companies valuation technique, a significant increase (decrease) in the EBITDA multiple in isolation could result in a significantly higher (lower) fair value measurement.

Level 3 assets of consolidated VIEs include bank loans and bonds valued based on single-broker nonbinding quotes and direct private equity investments and private equity funds valued based upon internal as well as third-party fund managers, which may be adjusted by using the returns of certain market indices.

Level 3 Liabilities. Level 3 borrowings of consolidated VIEs include CLO borrowings valued based upon single-broker nonbinding quotes.

Level 3 other liabilities include contingent liabilities related to the acquisitions of the Credit Suisse ETF franchise and MGPA, which were valued based upon discounted cash flow analyses using unobservable market data inputs.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2014

(in millions)	December 31, 2013	Realized and unrealized gains (losses) in earnings and OCI	Purchases	Sales and maturities	Issuances and other settlements(1)	Transfers into Level 3		Transfers out of Level 3	December 31, 2014	Total net unrealized gains (losses) included in earnings(3)
Assets:
Investments:
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	$24	$—	$—	$(23)	$(1)	$—		$—	$—	$—
Private equity	223	12	45	(72)	(1)	41	(2)	—	248	7
Equity method:
Hedge funds / Funds of hedge funds	99	5	19	(19)	(40)	—		—	64	5
Private equity investments	101	15	17	—	(26)	—		—	107	15
Real estate funds	98	13	8	(5)	(26)	—		—	88	12
Deferred compensation plan equity method investments	29	—	—	—	(8)	—		—	21	—
Total Level 3 investments	574	45	89	(119)	(102)	41		—	528	39
Assets of consolidated VIEs:
Bank loans	129	(9)	210	(96)	46	302		(280)	302
Bonds	35	—	—	(17)	—	—		—	18
Private equity	14	1	—	(5)	—	—		—	10
Total Level 3 assets of consolidated VIEs	178	(8)	210	(118)	46	302		(280)	330	n/a	(4)
Total Level 3 assets	$752	$37	$299	$(237)	$(56)	$343		$(280)	$858	$39
Liabilities:
Borrowings of consolidated VIEs	$2,369	$77	$—	$—	$1,097	$—		$—	$3,389	n/a	(4)
Other liabilities	42	(1)	—	—	(4)	—		—	39	n/a
Total Level 3 liabilities	$2,411	$76	$—	$—	$1,093	$—		$—	$3,428

n/a	— not applicable

(1)	Amount primarily includes distributions from equity method investees and loans and net proceeds from borrowings of consolidated VIEs.

(2)	Includes investments previously held at cost.

(3)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.

(4)	The net gain (loss) on consolidated VIEs is solely attributable to noncontrolling interests on the consolidated statements of income.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for 2013

(in millions)	December 31, 2012	Realized and unrealized gains (losses) in earnings and OCI	Purchases	Sales and maturities	Issuances and other settlements(1)	Transfers into Level 3	Transfers out of Level 3	December 31, 2013	Total net unrealized gains (losses) included in earnings(2)
Assets:
Investments:
Available-for-sale:
Equity securities of sponsored investment funds	$1	$—	$—	$—	$(1)	$—	$—	$—	$—
Consolidated sponsored investment funds:
Hedge funds / Funds of funds	73	8	12	(19)	(34)	—	(16)	24	4
Private equity	266	37	16	(82)	—	—	(14)	223	25
Equity method:
Hedge funds / Funds of hedge funds	161	16	7	(11)	(74)	—	—	99	9
Private equity investments	90	21	14	(10)	(14)	—	—	101	21
Real estate funds	88	20	7	—	(17)	—	—	98	20
Deferred compensation plan equity method investments	—	—	—	—	29	—	—	29	—
Total Level 3 investments	679	102	56	(122)	(111)	—	(30)	574	79
Separate account assets:	2	—	—	(2)	—	—	—	—	n/a	(3)
Assets of consolidated VIEs:
Bank loans	106	—	109	(60)	16	117	(159)	129
Bonds	46	1	4	(16)	—	—	—	35
Private equity	22	2	—	(7)	—	—	(3)	14
Funds of hedge funds	—	—	134	—	(134)	—	—	—
Total Level 3 assets of consolidated VIEs	174	3	247	(83)	(118)	117	(162)	178	n/a	(4)
Total Level 3 assets	$855	$105	$303	$(207)	$(229)	$117	$(192)	$752	$79
Liabilities:
Borrowings of consolidated VIEs	$2,402	$(14)	$—	$—	$(47)	$—	$—	$2,369	n/a	(4)
Other liabilities	—	—	—	—	42	—	—	42	—
Total Level 3 liabilities	$2,402	$(14)	$—	$—	$(5)	$—	$—	$2,411

n/a	— not applicable

(1)	Amounts include distributions from equity method investees, repayments of borrowings of consolidated VIEs, loans and borrowings related to the consolidation of one additional CLO, elimination of investment related to a deconsolidation of a consolidated VIE and a reclassification of an investment from a consolidated sponsored investment fund to an equity method investment due to a change in ownership percentage. Amounts also include the acquisition of deferred compensation plan equity method investments and contingent liabilities related to the acquisitions of Credit Suisse’s ETF franchise and MGPA.

(2)	Earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date.

(3)	The net investment income attributable to separate account assets accrues directly to the contract owners and is not reported on the consolidated statements of income.

(4)	The net gain (loss) on consolidated VIEs is solely attributable to noncontrolling interests on the consolidated statements of income.

Realized and Unrealized Gains (Losses) for Level 3 Assets and Liabilities. Realized and unrealized gains (losses) recorded for Level 3 assets and liabilities are reported in nonoperating income (expense) on the consolidated statements of income. A portion of net income (loss) for consolidated sponsored investments and all of the net income (loss) for consolidated VIEs are allocated to noncontrolling interests to reflect net income (loss) not attributable to the Company.

Transfers in and/or out of Levels. Transfers in and/or out of levels are reflected when significant inputs, including market inputs or performance attributes, used for the fair value measurement become observable/unobservable, or when the Company determines it has the ability, or no longer has the ability, to redeem, in the near term, certain investments that the Company values using a NAV (or a capital account), or when the carrying value of certain equity method investments no longer represents fair value as determined under valuation methodologies.

Assets of Consolidated VIEs. In 2014, there were $280 million of transfers out of Level 3 to Level 2 related to bank loans. In addition, in 2014, there were $302 million of transfers into Level 3 from Level 2 related to bank loans. In 2013, there were $159 million of transfers out of Level 3 to Level 2 related to bank loans. In addition, in 2013, there were $117 million of transfers into Level 3 from Level 2 related to bank loans. These transfers in and out of levels for both 2014 and 2013 were primarily due to availability/unavailability of observable market inputs, including inputs from pricing vendors and brokers.

Significant Issuances and Other Settlements. In 2014, other settlements included $1,582 million of borrowings due to consolidation of CLOs and $485 million of repayments of borrowings of consolidated CLOs. In 2013, other settlements included $363 million of borrowings due to a consolidation of one additional CLO and $410 million of repayments of borrowings of consolidated CLOs.

In 2014 and 2013, there were $92 million and $105 million, respectively, of distributions from equity method investees categorized in Level 3.

In 2013, other settlements included $134 million related to a deconsolidation of a consolidated fund of hedge funds, which was previously classified as a VIE. This fund was deconsolidated during the second quarter of 2013 due to the granting of additional substantive rights to unaffiliated investors of the fund.

In 2013, there was a $28 million reclassification of a Level 3 investment from a consolidated sponsored investment fund to an equity method investment due to a change in BlackRock’s ownership percentage.

In 2013, issuances and other settlements included $29 million of acquired Level 3 deferred compensation plan equity method investments.

Disclosures of Fair Value for Financial Instruments Not Held at Fair Value. At December 31, 2014 and 2013, the fair value of the Company’s financial instruments not held at fair value are categorized in the table below.

	December 31, 2014		December 31, 2013
(in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Fair Value Hierarchy
Financial Assets:
Cash and cash equivalents	$5,723	$5,723	$4,390	$4,390	Level 1	(1),(2)
Accounts receivable	2,120	2,120	2,247	2,247	Level 1	(3)
Cash and cash equivalents of consolidated VIEs	278	278	161	161	Level 1	(1)

Financial Liabilities:
Accounts payable and accrued liabilities	1,035	1,035	1,084	1,084	Level 1	(3)
Long-term borrowings	4,938	5,309	4,939	5,284	Level 2	(4)

(1)	Cash and cash equivalents are carried at either cost or amortized cost, which approximates fair value due to their short-term maturities.

(2)	At December 31, 2014 and 2013, approximately $100 million and $64 million, respectively, of money market funds were recorded within cash and cash equivalents on the consolidated statements of financial condition. Money market funds are valued based on quoted market prices, or $1.00 per share, which generally is the NAV of the fund.

(3)	The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short-term nature.

(4)	Long-term borrowings are recorded at amortized cost. The fair value of the long-term borrowings, including the current portion of long-term borrowings, is estimated using market prices at the end of December 2014 and 2013, respectively. See Note 12, Borrowings, for the fair value of each of the Company’s long-term borrowings.

Investments in Certain Entities that Calculate Net Asset Value Per Share

As a practical expedient to value certain investments that do not have a readily determinable fair value and have attributes of an investment company, the Company uses NAV as the fair value. The following tables list information regarding all investments that use a fair value measurement to account for both their financial assets and financial liabilities in their calculation of a NAV per share (or equivalent).

December 31, 2014

(in millions)	Ref		Fair Value	Total Unfunded Commitments	Redemption Frequency		Redemption Notice Period
Consolidated sponsored investment funds:
Private equity funds of funds	(a	)	$168	$22	n/r		n/r
Equity method:(1)
Hedge funds/funds of hedge funds	(b	)	277	39	Monthly Quarterly n/r	(29%) (48%) (23%)	1 – 90 days
Private equity funds	(c	)	107	61	n/r		n/r
Real estate funds	(d	)	109	1	Quarterly n/r	(19%) (81%)	60 days
Deferred compensation plan investments	(e	)	21	5	n/r		n/r
Consolidated VIEs:
Private equity fund	(f	)	10	1	n/r		n/r
Total			$692	$129

December 31, 2013

(in millions)	Ref		Fair Value	Total Unfunded Commitments	Redemption Frequency		Redemption Notice Period
Consolidated sponsored investment funds:
Private equity funds of funds	(a	)	$195	$23	n/r		n/r
Other funds of hedge funds	(g	)	155	—	Monthly Quarterly n/r	(13%), (78%), (9%)	30 –90 days
Equity method:(1)
Hedge funds/funds of hedge funds	(b	)	276	84	Monthly Quarterly n/r	(55%), (11%) (34%)	15 –90 days
Private equity funds	(c	)	101	62	n/r		n/r
Real estate funds	(d	)	118	12	Quarterly n/r	(17%) (83%)	60 days
Deferred compensation plan investments	(e	)	39	7	Monthly Quarterly n/r	(8%), (18%) (74%)	60 –90 days
Consolidated VIEs:
Private equity fund	(f	)	14	1	n/r		n/r
Total			$898	$189

n/r	– not redeemable

(1)	Comprised of equity method investments, which include investment companies, which account for their financial assets and most financial liabilities under fair value measures; therefore, the Company’s investment in such equity method investees approximates fair value.

(a)	This category includes the underlying third-party private equity funds within consolidated BlackRock sponsored private equity funds of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds, the Company may sell or transfer its interest, which may need approval by the general partner of the underlying funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately seven years at both December 31, 2014 and 2013. The total remaining unfunded commitments to other third-party funds were $22 million and $23 million at December 31, 2014 and 2013, respectively. The Company had contractual obligations to the consolidated funds of $31 million and $30 million at December 31, 2014 and 2013, respectively.

(b)	This category includes hedge funds and funds of hedge funds that invest primarily in equities, fixed income securities, distressed credit, opportunistic and mortgage instruments and other third-party hedge funds. The fair values of the investments have been estimated using the NAV of the Company’s ownership interest in partners’ capital. It was estimated that the investments in the funds that are not subject to redemption will be liquidated over a weighted-average period of approximately two and three years at December 31, 2014 and 2013, respectively.

(c)	This category includes several private equity funds that initially invest in nonmarketable securities of private companies, which ultimately may become public in the future. The fair values of these investments have been estimated using capital accounts representing the Company’s ownership interest in the funds as well as other performance inputs. The Company’s investment in each fund is not subject to redemption and is normally returned through distributions as a result of the liquidation of the underlying assets of the private equity funds. It was estimated that the investments in these funds will be liquidated over a weighted-average period of approximately four years and five years at December 31, 2014 and 2013, respectively.

(d)	This category includes several real estate funds that invest directly in real estate and real estate related assets. The fair values of the investments have been estimated using capital accounts representing the Company’s ownership interest in the funds. A majority of the Company’s investments are not subject to redemption or are not currently redeemable and are normally returned through distributions as a result of the liquidation of the underlying assets of the real estate funds. It is estimated that the investments in these funds not subject to redemptions will be liquidated over a weighted-average period of approximately seven years at both December 31, 2014 December 31, 2013.

(e)	This category includes investments in several real estate funds and certain hedge funds that invest in energy and health science related equity securities. The fair values of the investments in this category have been estimated using capital accounts representing the Company’s ownership interest in partners’ capital as well as performance inputs. The investments in hedge funds will be redeemed upon settlement of certain deferred compensation liabilities. The real estate investments are not subject to redemption; however, distributions as a result of the liquidation of the underlying assets will be used to settle certain deferred compensation liabilities over time.

(f)	This category includes the underlying third-party private equity funds within one consolidated BlackRock sponsored private equity fund of funds. The fair values of the investments in the third-party funds have been estimated using capital accounts representing the Company’s ownership interest in each fund in the portfolio as well as other performance inputs. These investments are not subject to redemption; however, for certain funds the Company may sell or transfer its interest, which may need approval by the general partner of the underlying third-party funds. Due to the nature of the investments in this category, the Company reduces its investment by distributions that are received through the realization of the underlying assets of the funds. It is estimated that the underlying assets of these funds will be liquidated over a weighted-average period of approximately one year at December 31, 2014 and two years at December 31, 2013. Total remaining unfunded commitments to other third-party funds were not material at both December 31, 2014 and 2013, which commitments are required to be funded by capital contributions from noncontrolling interest holders.

(g)	At December 31, 2013, this category included consolidated funds of hedge funds that invested in multiple strategies to diversify risks. The fair values of the investments had been estimated using the NAV of the fund’s ownership interest in partners’ capital of each fund in the portfolio. Certain of the underlying funds could be redeemed as long as there were no restrictions in place. The underlying funds that were currently restricted from redemptions within one year would become redeemable in approximately 12 to 24 months. This category also included a consolidated offshore feeder fund that invested in a master fund with multiple alternative investment strategies. The fair value of this investment had been estimated using the NAV of the master offshore fund held by the feeder fund. The investment was currently subject to restrictions in place by the underlying master fund.

Fair Value Option. Upon the initial consolidation of certain CLOs, the Company elected to adopt the fair value option provisions for eligible assets and liabilities, including bank loans and borrowings of the CLOs to mitigate accounting mismatches between the carrying value of the assets and liabilities and to achieve operational simplification. To the extent there is a difference between the change in fair value of the assets and liabilities, the difference will be reflected as net income (loss) attributable to nonredeemable noncontrolling interests on the consolidated statements of income and offset by a change in appropriated retained earnings on the consolidated statements of financial condition.

The following table summarizes information related to those assets and liabilities selected for fair value accounting at December 31, 2014 and 2013:

(in millions)	December 31, 2014	December 31, 2013
CLO Bank Loans:
Aggregate principal amounts outstanding	$3,338	$2,181
Fair value	3,260	2,176
Aggregate unpaid principal balance in excess of (less than) fair value	$78	$5
Unpaid principal balance of loans more than 90 days past due	$6	$14
Aggregate fair value of loans more than 90 days past due	2	9
Aggregate unpaid principal balance in excess of fair value for loans more than 90 days past due	$4	$5
CLO Borrowings:
Aggregate principal amounts outstanding	$3,508	$2,455
Fair value	$3,389	$2,369

At December 31, 2014, the principal amounts outstanding of the borrowings issued by the CLOs mature between 2016 and 2027.

During 2014, 2013 and 2012, the change in fair value of the bank loans and bonds held by the CLOs resulted in a $69 million, $153 million and $154 million gain, respectively, which were offset by a $65 million, $117 million and $166 million loss, respectively, from the change in fair value of the CLO borrowings.

The net gains (losses) were recorded in net gain (loss) on consolidated VIEs on the consolidated statements of income.

The change in fair value of the assets and liabilities included interest income and expense, respectively.

6. Variable Interest Entities

In the normal course of business, the Company is the manager of various types of sponsored investment vehicles, including collateralized debt obligations (“CDOs”)/CLOs and sponsored investment funds, which may be considered VIEs. The Company receives advisory fees and/or other incentive-related fees for its services and may from time to time own equity or debt securities or enter into derivatives with the vehicles, each of which are considered variable interests. The Company enters into these variable interests principally to address client needs through the launch of such investment vehicles. The VIEs are primarily financed via capital contributed by equity and debt holders. The Company’s involvement in financing the operations of the VIEs is generally limited to its equity interests.

In order to determine whether the Company is the PB of a VIE, management must make significant estimates and assumptions of probable future cash flows of the VIEs. Assumptions made in such analyses may include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, prepayments, realization of gains, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes. See Note 2, Significant Accounting Policies, for more information.

Consolidated VIEs. Consolidated VIEs included CLOs in which BlackRock did not have an investment; however, BlackRock, as the collateral manager, was deemed to have both the power to control the activities of the CLOs and the right to receive benefits that could potentially be significant to the CLOs. In addition, BlackRock was the PB of one investment fund because it absorbed the majority of the variability due to its de-facto related-party relationships with other partners in the fund. The assets of these VIEs are not available to creditors of the Company. In addition, the investors in these VIEs have no recourse to the credit of the Company. At December 31, 2014 and 2013, the following balances related to VIEs were recorded on the consolidated statements of financial condition:

(in millions)	December 31, 2014	December 31, 2013
Assets of consolidated VIEs:
Cash and cash equivalents	$278	$161
Bank loans	3,260	2,176
Bonds	47	106
Other investments and other assets	45	43
Total bank loans, bonds, other investments and other assets	3,352	2,325
Liabilities of consolidated VIEs:
Borrowings	(3,389)	(2,369)
Other liabilities	(245)	(74)
Appropriated retained earnings	19	(22)
Noncontrolling interests of consolidated VIEs	(15)	(21)
Total BlackRock net interests in consolidated VIEs	$—	$—

The Company recorded $41 million, $0 and $38 million of nonoperating expense and an equal and offsetting loss attributable to nonredeemable noncontrolling interests related to consolidated VIEs during 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, the weighted-average maturity of the bank loans and bonds was approximately 4.9 years and 4.7 years, respectively.

Non-Consolidated VIEs. At December 31, 2014 and 2013, the Company’s carrying value of assets and liabilities pertaining to its variable interests in VIEs and its maximum risk of loss related to VIEs for which it was the sponsor or in which it held a variable interest, but for which it was not the PB, was as follows:

(in millions)	Variable Interests on the Consolidated Statement of Financial Condition
At December 31, 2014	Investments	Advisory Fee Receivables	Other Net Assets (Liabilities)	Maximum Risk of Loss(1)
CDOs/CLOs	$—	$2	$(5)	$19
Other sponsored investment funds:
Collective trusts	—	191	—	191
Other	57	177	(3)	234
Total	$57	$370	$(8)	$444
At December 31, 2013
CDOs/CLOs	$—	$1	$(4)	$18
Other sponsored investment funds:
Collective trusts	—	184	—	184
Other	37	137	(6)	174
Total	$37	$322	$(10)	$376

(1)	At December 31, 2014 and 2013, BlackRock’s maximum risk of loss associated with these VIEs primarily related to collecting advisory fee receivables and BlackRock’s investments.

The net assets of the above CDOs/CLOs that the Company does not consolidate were as follows:

CDOs/CLOs

(in billions)	December 31, 2014	December 31, 2013
Assets at fair value	$1	$1
Liabilities(1)	2	2
Net assets	$(1)	$(1)

(1)	Amounts primarily comprised of unpaid principal debt obligations to CDO/CLO debt holders.

The net assets of other sponsored investment funds that are nonconsolidated VIEs approximated $1.7 trillion to $1.8 trillion at December 31, 2014 and $1.6 trillion to $1.7 trillion at December 31, 2013. Net assets included approximately $1.4 trillion of collective trusts at both December 31, 2014 and December 31, 2013. Each collective trust has been aggregated separately and may include collective trusts that invest in other collective trusts. The net assets of these VIEs primarily are comprised of cash and cash equivalents and investments, partially offset by liabilities primarily comprised of various accruals for the sponsored investment vehicles.

7. Derivatives and Hedging

The Company maintains a program to enter into swaps to hedge against market price and interest rate exposures with respect to certain seed investments in sponsored investment products. At December 31, 2014, the Company had outstanding total return swaps and interest rate swaps with an aggregate notional value of approximately $238 million and $84 million, respectively. At December 31, 2013, the Company had outstanding total return swaps and interest rate swaps with an aggregate notional value of approximately $117 million and $71 million, respectively.

The Company has entered into a derivative, providing credit protection to a counterparty of approximately $17 million,

representing the Company’s maximum risk of loss with respect to the provision of credit protection. The Company carries the derivative at fair value based on the expected future cash flows under the arrangement.

The fair values of the outstanding derivatives mentioned above were not material to the consolidated statements of financial condition at December 31, 2014 and 2013.

The Company executes forward foreign currency exchange contracts to mitigate the risk of certain foreign exchange movements. At December 31, 2014, the Company had outstanding forward foreign currency exchange contracts with an aggregate notional value of approximately $201 million. The fair value of the forward foreign currency exchange contracts at December 31, 2014 was not material to the consolidated statement of financial condition. At December 31, 2013, the Company had outstanding forward foreign currency exchange contracts with an aggregate notional value of approximately $792 million and a fair value of approximately $26 million.

Gains (losses) on total return swaps are recorded in nonoperating income (expense) and were $(26) million, $(15) million and $(23) million for 2014, 2013 and 2012, respectively.

Gains (losses) on forward foreign currency exchange contracts are recorded in other general and administration expense and were $(26) million for 2013. Gains (losses) were not material to the consolidated statements of income for 2014 and 2012.

Gains (losses) on the interest rate swaps are recorded in nonoperating income (expense) and were $(21) million for 2014. Gains (losses) were not material for 2013 and 2012.

The Company consolidates certain sponsored investment funds, which may utilize derivative instruments as a part of the funds’ investment strategies. The fair value of such derivatives at December 31, 2014 and 2013 was not material. The change in fair value of such derivatives, which is recorded in nonoperating income (expense), was not material for 2014, 2013 and 2012.

8. Property and Equipment

Property and equipment consists of the following:

(in millions)	Estimated useful life-in years	December 31,
		2014	2013
Property and equipment:
Building	39	$17	$17
Building improvements	15	14	14
Leasehold improvements	1-15	478	501
Equipment and computer software	3	387	451
Other transportation equipment	10	56	56
Furniture and fixtures	7	93	93
Other	N/A	9	4
Total		1,054	1,136
Less: accumulated depreciation and amortization		587	611
Property and equipment, net		$467	$525

N/A	– Not Applicable

Qualifying software costs of approximately $45 million, $35 million and $36 million have been capitalized within equipment and computer software during 2014, 2013 and 2012, respectively, and are being amortized over an estimated useful life of three years.

Depreciation and amortization expense was $117 million, $128 million and $129 million for 2014, 2013 and 2012, respectively.

9. Goodwill

Goodwill activity during 2014 and 2013 was as follows:

(in millions)	2014	2013
Beginning of year balance	$12,980	$12,910
Acquisitions(1)	—	73
Goodwill adjustments related to Quellos and other(2)	(19)	(3)
End of year balance	$12,961	$12,980

(1)	The 2013 amount primarily represents $29 million of goodwill from the Company’s acquisition of MGPA, an independently managed private equity real estate investment advisory company primarily in Asia and Europe, on October 4, 2013 for approximately $66 million (the “MGPA Transaction”) and $44 million of goodwill from the Company’s acquisition of Credit Suisse’s ETF franchise on July 1, 2013 for approximately $273 million (the “Credit Suisse ETF Transaction”).

(2)	The decrease in goodwill during both 2014 and 2013 primarily resulted from a decline of approximately $20 million related to tax benefits realized from tax-deductible goodwill in excess of book goodwill from the acquisition of the fund-of-funds business of Quellos Group, LLC in October 2007 (the “Quellos Transaction”). Goodwill related to the Quellos Transaction will continue to be reduced in future periods by the amount of tax benefits realized from tax-deductible goodwill in excess of book goodwill from the Quellos Transaction. The balance of the Quellos tax-deductible goodwill in excess of book goodwill was approximately $263 million and $293 million at December 31, 2014 and 2013, respectively.

BlackRock assessed its goodwill for impairment on July 31, 2014, 2013 and 2012 and considered such factors as the book value and the market capitalization of the Company. The impairment assessment indicated no impairment charges were required. The Company continues to monitor its book value per share compared with closing prices of its common stock for potential indicators of impairment. At December 31, 2014, the Company’s common stock closed at $357.56, which exceeded its book value, after excluding appropriated retained earnings, of approximately $164.06 per share.

10. Intangible Assets

Intangible assets at December 31, 2014 and 2013 consisted of the following:

(in millions)	Remaining Weighted- Average Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
At December 31, 2014
Indefinite-lived intangible assets:
Management contracts	N/A	$15,579	$—	$15,579
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		16,988	—	16,988
Finite-lived intangible assets:
Management contracts	3.8	1,390	1,036	354
Intellectual property	3.6	6	4	2
Total finite-lived intangible assets	3.8	1,396	1,040	356
Total intangible assets		$18,384	$1,040	$17,344
At December 31, 2013
Indefinite-lived intangible assets:
Management contracts	N/A	$15,582	$—	$15,582
Trade names / trademarks	N/A	1,403	—	1,403
License	N/A	6	—	6
Total indefinite-lived intangible assets		16,991	—	16,991
Finite-lived intangible assets:
Management contracts	4.3	1,561	1,054	507
Intellectual property	4.6	6	3	3
Total finite-lived intangible assets	4.3	1,567	1,057	510
Total intangible assets		$18,558	$1,057	$17,501

N/A	— Not Applicable

The impairment tests performed for intangible assets as of July 31, 2014, 2013 and 2012 indicated no impairment charges were required.

Estimated amortization expense for finite-lived intangible assets for each of the five succeeding years is as follows:

(in millions)
Year	Amount
2015	$126
2016	91
2017	74
2018	24
2019	22

Indefinite-Lived Acquired Management Contracts

In July 2013, in connection with the Credit Suisse ETF Transaction, the Company acquired $231 million of indefinite-lived management contracts.

Finite-Lived Acquired Management Contracts

In October 2013, in connection with the MGPA Transaction, the Company acquired $29 million of finite-lived management contracts with a weighted-average estimated useful life of approximately eight years.

11. Other Assets

At March 31, 2013, BlackRock held an approximately one-third economic equity interest in Private National Mortgage Acceptance Company, LLC (“PNMAC”), which is accounted for as an equity method investment and is included in other assets on the consolidated statements of financial condition. On May 8, 2013, PennyMac became the sole managing member of PNMAC in connection with an initial public offering of PennyMac (the “PennyMac IPO”). As a result of the PennyMac IPO, BlackRock recorded a noncash, nonoperating pre-tax gain of $39 million related to the carrying value of its equity method investment.

Subsequent to the PennyMac IPO, the Company contributed 6.1 million units of its PennyMac investment to a new donor advised fund (the “Charitable Contribution”). The fair value of the Charitable Contribution was $124 million and is included in general and administration expense on the consolidated statements of income for 2013. In connection with the Charitable Contribution, the Company also recorded a noncash, nonoperating pre-tax gain of $80 million related to the contributed investment and a tax benefit of approximately $48 million for 2013.

The carrying value and fair value of the Company’s interest (approximately 20% or 16 million shares and units) was approximately $167 million and $269 million, respectively, at December 31, 2014 and approximately $127 million and $273 million, respectively, at December 31, 2013. The fair value of the Company’s interest reflected the PennyMac stock price at December 31, 2014 and 2013, respectively (a Level 1 input).

12. Borrowings

Short-Term Borrowings

2014 Revolving Credit Facility. In March 2011, the Company entered into a five-year $3.5 billion unsecured revolving credit facility, which was amended in 2013 and 2012. In March 2014, the Company’s credit facility was further amended to extend the maturity date to March 2019. The amount of the aggregate commitment is $3.990 billion (the “2014 credit facility”). The 2014 credit facility permits the Company to request up to an additional $1.0 billion of borrowing capacity, subject to lender credit approval, increasing the overall size of the 2014 credit facility to an aggregate principal amount not to exceed $4.990 billion. Interest on borrowings outstanding accrues at a rate based on the applicable London Interbank Offered Rate plus a spread. The 2014 credit facility requires the Company not to exceed a maximum leverage ratio (ratio of net debt to earnings before interest, taxes, depreciation and amortization, where net debt equals total debt less unrestricted cash) of 3 to 1, which was satisfied with a ratio of less than 1 to 1 at December 31, 2014. The 2014 credit facility provides back-up liquidity, funds ongoing working capital for general corporate purposes and funds various investment opportunities. At December 31, 2014, the Company had no amount outstanding under the 2014 credit facility.

Commercial Paper Program. On October 14, 2009, BlackRock established a commercial paper program (the “CP Program”) under which the Company could issue unsecured commercial paper notes (the “CP Notes”) on a private placement basis up to a maximum aggregate amount outstanding at any time of $3.0 billion. BlackRock increased the maximum aggregate amount that could be borrowed under the CP Program to $3.5 billion in 2011 and to $3.785 billion in 2012. In April 2013, BlackRock increased the maximum aggregate amount for which the Company could issue unsecured CP Notes on a private-placement basis up to a maximum aggregate amount outstanding at any time of $3.990 billion. The CP Program is currently supported by the 2014 credit facility. At December 31, 2014, BlackRock had no CP Notes outstanding.

Long-Term Borrowings

The carrying value and fair value of long-term borrowings estimated using market prices at December 31, 2014 included the following:

(in millions)	Maturity Amount	Unamortized Discount	Carrying Value	Fair Value
1.375% Notes due 2015	$750	$—	$750	$753
6.25% Notes due 2017	700	(1)	699	785
5.00% Notes due 2019	1,000	(2)	998	1,134
4.25% Notes due 2021	750	(3)	747	825
3.375% Notes due 2022	750	(3)	747	783
3.50% Notes due 2024	1,000	(3)	997	1,029
Total Long-term Borrowings	$4,950	$(12)	$4,938	$5,309

Long-term borrowings at December 31, 2013 had a carrying value of $4.939 billion and a fair value of $5.284 billion determined using market prices at the end of December 2013.

2024 Notes. In March 2014, the Company issued $1.0 billion in aggregate principal amount of 3.50% senior unsecured and unsubordinated notes maturing on March 18, 2024 (the “2024 Notes”). The net proceeds of the 2024 Notes were used to refinance certain indebtedness which matured in the fourth quarter of 2014. Interest is payable semi-annually in arrears on March 18 and September 18 of each year, or approximately $35 million per year. The 2024 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2024 Notes were issued at a discount of $3 million that is being amortized over the term of the notes. The Company incurred approximately $6 million of debt issuance costs, which are being amortized over the term of the 2024 Notes. At December 31, 2014, $6 million of unamortized debt issuance costs was included in other assets on the consolidated statement of financial condition.

2015 and 2022 Notes. In May 2012, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 1.375% notes maturing in June 2015 (the “2015 Notes”) and $750 million of 3.375% notes maturing in June 2022 (the “2022 Notes”). Net proceeds were used to fund the repurchase of BlackRock’s common stock and Series B Preferred from Barclays and affiliates and for general corporate purposes. Interest on the 2015 Notes and the 2022 Notes of approximately $10 million and $25 million per year, respectively, is payable semi-annually on June 1 and December 1 of each year, which commenced December 1, 2012. The 2015 Notes and 2022 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The “make-whole” redemption price represents a price, subject to the specific terms of the 2015 and 2022 Notes and related indenture, that is the greater of (a) par value and (b) the present value of future payments that will not be paid because of an early redemption, which is discounted at a fixed spread over a comparable Treasury security. The 2015 Notes and 2022 Notes were issued at a discount of $5 million that is being amortized over the term of the notes. The Company incurred approximately $7 million of debt issuance costs, which are being amortized over the respective terms of the 2015 Notes and 2022 Notes. At December 31, 2014, $4 million of unamortized debt issuance costs was included in other assets on the consolidated statement of financial condition.

2021 Notes. In May 2011, the Company issued $1.5 billion in aggregate principal amount of unsecured unsubordinated obligations. These notes were issued as two separate series of senior debt securities, including $750 million of 4.25% notes maturing in May 2021 and $750 million of floating rate notes (“2013 Floating Rate Notes”), which were repaid in May 2013 at maturity. Net proceeds of this offering were used to fund the repurchase of BlackRock’s Series B Preferred from affiliates of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Interest

on the 4.25% notes due in 2021 (“2021 Notes”) is payable semi-annually on May 24 and November 24 of each year, which commenced November 24, 2011, and is approximately $32 million per year. The 2021 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2021 Notes were issued at a discount of $4 million. At December 31, 2014, $3 million of unamortized debt issuance costs was included in other assets on the consolidated statement of financial condition and are being amortized over the remaining term of the 2021 Notes.

In May 2011, in conjunction with the issuance of the 2013 Floating Rate Notes, the Company entered into a $750 million notional interest rate swap maturing in 2013 to hedge the future cash flows of its obligation at a fixed rate of 1.03%. During the second quarter of 2013, the interest rate swap matured and the 2013 Floating Rate Notes were fully repaid.

2019 Notes. In December 2009, the Company issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, which were repaid in December 2012, $1.0 billion of 3.50% notes, which were repaid in December 2014 at maturity, and $1.0 billion of 5.0% notes maturing in December 2019 (the “2019 Notes”). Net proceeds of this offering were used to repay borrowings under the CP Program, which was used to finance a portion of the acquisition of Barclays Global Investors (“BGI”) from Barclays on December 1, 2009 (the “BGI Transaction”), and for general corporate purposes. Interest on the 2019 Notes of approximately $50 million per year is payable semi-annually in arrears on June 10 and December 10 of each year. These notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. These notes were issued collectively at a discount of $5 million. At December 31, 2014, $3 million of unamortized debt issuance costs was included in other assets on the consolidated statement of financial condition and are being amortized over the remaining term of the 2019 Notes.

2017 Notes. In September 2007, the Company issued $700 million in aggregate principal amount of 6.25% senior unsecured and unsubordinated notes maturing on September 15, 2017 (the “2017 Notes”). A portion of the net proceeds of the 2017 Notes was used to fund the initial cash payment for the acquisition of the fund-of-funds business of Quellos and the remainder was used for general corporate purposes. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, or approximately $44 million per year. The 2017 Notes may be redeemed prior to maturity at any time in whole or in part at the option of the Company at a “make-whole” redemption price. The 2017 Notes were issued at a discount of $6 million, which is being amortized over their ten-year term. The Company incurred approximately $4 million of debt issuance costs, which are being amortized over ten years. At December 31, 2014, $1 million of unamortized debt issuance costs was included in other assets on the consolidated statement of financial condition.

13. Commitments and Contingencies

Operating Lease Commitments

The Company leases its primary office spaces under

agreements that expire through 2035. Future minimum commitments under these operating leases are as follows:

(in millions)
Year	Amount
2015	$126
2016	111
2017	112
2018	111
2019	105
Thereafter	613
Total	$1,178

Rent expense and certain office equipment expense under agreements amounted to $132 million, $137 million and $133 million in 2014, 2013 and 2012, respectively.

Investment Commitments. At December 31, 2014, the Company had $161 million of various capital commitments to fund sponsored investment funds, including funds of private equity funds, real estate funds, infrastructure funds, opportunistic funds and distressed credit funds. This amount excludes additional commitments made by consolidated funds of funds to underlying third-party funds as third-party noncontrolling interest holders have the legal obligation to fund the respective commitments of such funds of funds. In addition to the capital commitments of $161 million, the Company had approximately $35 million of contingent commitments for certain funds which have investment periods that have expired. Generally, the timing of the funding of these commitments is unknown and the commitments are callable on demand at any time prior to the expiration of the commitment. These unfunded commitments are not recorded on the consolidated statements of financial condition. These commitments do not include potential future commitments approved by the Company that are not yet legally binding. The Company intends to make additional capital commitments from time to time to fund additional investment products for, and with, its clients.

Contingencies

Contingent Payments. The Company acts as the portfolio manager in a series of derivative transactions and has a maximum potential exposure of $17 million under a derivative between the Company and counterparty. See Note 7, Derivatives and Hedging, for further discussion.

Contingent Payments Related to Business Acquisitions. In connection with the Credit Suisse ETF Transaction, BlackRock is required to make contingent payments annually to Credit Suisse, subject to achieving specified thresholds during a seven-year period, subsequent to the 2013 acquisition date. In addition, BlackRock is required to make contingent payments related to the MGPA Transaction during a five-year period, subject to achieving specified thresholds, subsequent to the 2013 acquisition date. The fair value of the remaining contingent payments at December 31, 2014 is not significant to the consolidated statement of financial condition and is included in other liabilities.

Legal Proceedings. From time to time, BlackRock receives subpoenas or other requests for information from various U.S. federal, state governmental and domestic and international regulatory authorities in connection with certain industry-wide or other investigations or proceedings. It is BlackRock’s policy to cooperate fully with such inquiries. The Company and certain of its subsidiaries have been named as defendants in various legal actions, including arbitrations and other litigation arising in connection with BlackRock’s activities. Additionally, certain BlackRock-sponsored investment funds that the Company manages are subject to lawsuits, any of which potentially could harm the investment returns of the applicable fund or result in the Company being liable to the funds for any resulting damages.

Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of regulatory matters or lawsuits, will have a material effect on BlackRock’s results of operations, financial position, or cash flows. However, there is no assurance as to whether any such pending or threatened matters will have a material effect on BlackRock’s results of operations, financial position or cash flows in any future reporting period. Due to uncertainties surrounding the outcome of these matters, management cannot reasonably estimate the possible loss or range of loss that may arise from these matters

Indemnifications. In the ordinary course of business or in connection with certain acquisition agreements, BlackRock enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined or the likelihood of any liability is considered remote. Consequently, no liability has been recorded on the consolidated statements of financial condition.

In connection with securities lending transactions, BlackRock has issued certain indemnifications to certain securities lending clients against potential loss resulting from a borrower’s failure to fulfill its obligations under the securities lending agreement should the value of the collateral pledged by the borrower at the time of default be insufficient to cover the borrower’s obligation under the securities lending agreement. At December 31, 2014, the Company indemnified certain of its clients for their securities lending loan balances of approximately $145.7 billion. The Company held as agent, cash and securities totaling $155.8 billion as collateral for indemnified securities on loan at December 31, 2014. The fair value of these indemnifications was not material at December 31, 2014.

14. Stock-Based Compensation

The components of stock-based compensation expense are as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Stock-based compensation:
Restricted stock and RSUs	$421	$415	$429
Long-term incentive plans to be funded by PNC	32	33	22
Total stock-based compensation	$453	$448	$451

Stock Award and Incentive Plan. Pursuant to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the “Award Plan”), options to purchase shares of the Company’s common stock at an exercise price not less than the market value of BlackRock’s common stock on the date of grant in the form of stock options, restricted stock or RSUs may be granted to employees and nonemployee directors. A maximum of 34,500,000 shares of common stock were authorized for issuance under the Award Plan. Of this amount, 9,134,678 shares remain available for future awards at December 31, 2014. Upon exercise of employee stock options, the issuance of restricted stock or the vesting of RSUs, the Company issues shares out of treasury to the extent available.

Restricted Stock and RSUs. Pursuant to the Award Plan, restricted stock grants and RSUs may be granted to certain employees. Substantially all restricted stock and RSUs vest over periods ranging from one to three years and are expensed using the straight-line method over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Prior to 2009, the Company awarded restricted stock and RSUs with nonforfeitable dividend equivalent rights. Restricted stock and RSUs awarded beginning in 2009 are not considered participating securities for purposes of calculating EPS as the dividend equivalents are subject to forfeiture prior to vesting of the award.

Restricted stock and RSU activity for 2014 is summarized below.

Outstanding at	Restricted Stock and Units	Weighted Average Grant Date Fair Value
December 31, 2013	4,612,813	$207.94
Granted	1,476,276	$319.48
Converted	(2,593,251)	$205.87
Forfeited	(93,929)	$241.02
December 31, 2014(1)	3 ,401,909	$257.01

(1)	At December 31, 2014, approximately 3.2 million awards are expected to vest and 0.2 million awards have vested but have not been converted.

The Company values restricted stock and RSUs at their grant-date fair value as measured by BlackRock’s common stock price. The total fair market value of RSUs granted to employees during 2014, 2013 and 2012 was $472 million, $390 million and $348 million, respectively. The total fair market value of RSUs converted to common stock during 2014, 2013 and 2012 was $534 million, $528 million and $297 million, respectively.

At December 31, 2014, the intrinsic value of outstanding RSUs was $1.2 billion, reflecting a closing stock price of $357.56 at December 31, 2014.

RSUs granted under the Award Plan primarily related to the following:

	Year ended December 31,
	2014	2013	2012
Awards granted as part of annual incentive compensation that vest ratably over three years from the date of grant	1,022,295	1,172,381	1,365,691
Awards granted that cliff vest 100% on:
January 31, 2015	—	—	418,038
January 31, 2016	—	370,812	—
January 31, 2017	287,963	—	—
	1,310,258	1,543,193	1,783,729

In addition the Company also granted RSUs of 166,018, 117,339 and 111,389 during 2014, 2013 and 2012, respectively.

At December 31, 2014, there was $292 million in total unrecognized stock-based compensation expense related to unvested RSUs. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 0.9 years.

In January 2015, the Company granted under the Award Plan

•	952,329 RSUs to employees as part of annual incentive compensation that vest ratably over three years from the date of grant;

•	303,999 RSUs to employees that cliff vest 100% on January 31, 2018; and

•	262,847 RSUs to employees that cliff vest 100% on January 31, 2018. The number of shares distributed at vesting could be higher or lower than the original grant based on the level of attainment of predetermined Company performance measures.

Market Performance-based RSUs. Pursuant to the Award Plan, market performance-based RSUs may be granted to certain employees. The market performance-based RSUs require that separate 15%, 25% and 35% share price appreciation targets be achieved during the six-year term of the awards. The awards are split into three tranches and each tranche may vest if the specified target increase in share price is met. Eligible delivery dates for each tranche are the fourth, fifth or sixth anniversaries of the grant date. Certain awards are forfeited if the employee leaves BlackRock before the vesting date. These awards are amortized over a service period of four years, which is the longer of the explicit service period or the period in which the market target is expected to be met. Market performance-based RSUs are not considered participating securities as the dividend equivalents are subject to forfeiture prior to vesting of the award. In 2013 and 2012, the Company granted 556,581 and 616,117 market performance-based RSUs, respectively, which will be funded primarily by shares currently held by PNC (see Long-Term Incentive Plans Funded by PNC below).

Market performance-based RSU activity for 2014 is summarized below.

Outstanding at	Market Performance- Based RSUs	Weighted Average Grant Date Fair Value
December 31, 2013	1,132,113	$120.80
Granted	315,961	$195.30
Forfeited	(22,755)	$121.13
December 31, 2014(1)	1,425,319	$137.31

(1)	At December 31, 2014, approximately 1.4 million awards are expected to vest and an immaterial amount of awards have vested and have not been converted.

At December 31, 2014, total unrecognized stock-based compensation expense related to unvested market performance-based awards was $99 million. The unrecognized compensation cost is expected to be recognized over the remaining weighted-average period of 1.9 years.

The grant-date fair value of the awards was $62 million in 2014 and $71 million in both 2013 and 2012. The fair value was calculated using a Monte Carlo simulation with the following assumptions:

Grant Year	Risk-Free Interest Rate	Performance Period	Expected Stock Volatility	Expected Dividend Yield
2012	1.21%	6	33.63%	2.99%
2013	1.05%	6	25.85%	2.89%
2014	2.05%	6	27.40%	2.42%

The Company’s expected stock volatility assumption was based upon an average of the historical stock price fluctuations of BlackRock’s common stock and an implied volatility at the grant date. The dividend yield assumption was derived using estimated dividends over the expected term and the stock price at the date of grant. The risk-free interest rate is based on the U.S. Treasury yield at date of grant.

Long-Term Incentive Plans Funded by PNC. Under a share surrender agreement, PNC committed to provide up to 4 million shares of BlackRock stock, held by PNC, to fund certain BlackRock long-term incentive plans (“LTIP”). The current share surrender agreement commits PNC to provide BlackRock series C nonvoting participating preferred stock to fund the remaining committed shares. As of December 31, 2014, 2.7 million shares had been surrendered by PNC. At December 31, 2014, the remaining shares committed by PNC of 1.3 million were available to fund certain future long-term incentive awards.

Stock Options. Stock option grants were made to certain employees pursuant to the Award Plan in 1999 through 2007. Options granted have a ten-year life, vested ratably over periods ranging from two to five years and became exercisable upon vesting. The Company has not granted any stock options subsequent to the January 2007 grant, which vested on September 29, 2011. Stock option activity for 2014 is summarized below.

Outstanding at	Shares under option	Weighted average exercise price
December 31, 2013	931,758	$167.76
Exercised(1)	(25,039)	$167.76
December 31, 2014(1)	906,719	$167.76

(1)	The aggregate intrinsic value of options exercised during 2014, 2013 and 2012 was $4 million, $19 million and $157 million, respectively. At December 31, 2014, all options were vested.

Stock options outstanding and exercisable at December 31, 2014 were as follows:

	Options Outstanding and Exercisable
Exercise Prices	Options Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Aggregate Intrinsic Value of Exercisable Shares(1) (in millions)
$ 167.76	906,719	2.09	$ 167.76	$ 172

(1)	The aggregate intrinsic value of exercisable shares reflects a closing stock price of $357.56 at December 31, 2014.

As of December 31, 2014, the Company had no remaining unrecognized stock-based compensation expense related to stock options.

Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible employees to purchase the Company’s common stock at 95% of the fair market value on the last day of each three-month offering period. The Company does not record compensation expense related to employees purchasing shares under the ESPP.

15. Employee Benefit Plans

Deferred Compensation Plans

Voluntary Deferred Compensation Plan. The Company adopted a Voluntary Deferred Compensation Plan (“VDCP”) that allows participants to elect to defer between 1% and 100% of their annual cash incentive compensation. The participants must specify a deferral period of up to 10 years from the year of deferral and additionally, elect a lump sum distribution or in up to 10 annual installments. The Company may fund the obligation through the rabbi trust on behalf of the plan’s participants.

The rabbi trust established for the VDCP, with assets totaling $64 million and $65 million at December 31, 2014 and 2013, respectively, is reflected in investments on the consolidated statements of financial condition. Such investments are classified as trading and other investments. The corresponding liability balance of $78 million and $64 million at December 31, 2014 and 2013, respectively, is reflected on the consolidated statements of financial condition as accrued compensation and benefits. Earnings in the rabbi trust, including unrealized appreciation or depreciation, are reflected as nonoperating income (expense) and changes in the corresponding liability are reflected as employee compensation and benefits expense on the consolidated statements of income.

Other Deferred Compensation Plans. The Company has additional compensation plans for the purpose of providing deferred compensation and retention incentives to certain employees. For these plans, the final value of the deferred amount to be distributed in cash upon vesting is associated with investment returns of certain investment funds. The liabilities for these plans were $126 million and $100 million at December 31, 2014 and 2013, respectively, and are reflected in the consolidated statements of financial condition as accrued compensation and benefits. In January 2015, the Company granted approximately $125 million of additional deferred compensation that will fluctuate with investment returns and will vest ratably over three years from the date of grant.

Defined Contribution Plans

The Company has several defined contribution plans primarily in the United States and United Kingdom.

Certain of the Company’s U.S. employees participate in a defined contribution plan (“U.S. Plan”). Employee contributions of up to 8% of eligible compensation, as defined by the plan and subject to Internal Revenue Code (“IRC”) limitations, are matched by the Company at 50% up to a maximum of $5,000 annually. In addition, the Company makes an annual retirement contribution to eligible participants equal to 3-5% of eligible compensation. In 2014, 2013 and 2012, the Company’s expense related to the U.S. Plan was $67 million, $63 million and $59 million, respectively.

BlackRock Investment Management (UK) Limited (“BIM”), a wholly owned subsidiary of the Company, contributes to a defined contribution plan for all employees of BIM (“U.K. Plan”). BIM contributes between 6% and 15% of each employee’s eligible compensation. In 2014, 2013 and 2012, the Company’s expense related to this plan was $33 million, $29 million and $27 million, respectively.

Defined Benefit Plans. The Company has several defined benefit pension plans primarily in Japan and Germany. All accrued benefits under the Germany defined benefit plan are currently frozen and the plan is closed to new participants. The participant benefits under the Germany plan will not change with salary increases or additional years of service. At December 31, 2014 and 2013, the plan assets for both these plans were approximately $21 million and $22 million, respectively. The underfunded obligations at December 31, 2014 and 2013 were not material. Benefit payments for the next five years and in aggregate for the five years thereafter are not expected to be material.

The plan assets for the defined benefit plan in Japan (the “Japan Plan”) are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and achieve the target investment return benchmark. Investment strategies and asset allocations are based on consideration of plan liabilities and the funded status of the plan. Investment performance and asset allocation are measured and monitored on an ongoing basis. The current target allocations for the plan assets are 22% for U.S. and international equity securities, 76% for U.S. and international fixed income securities and 2% for other. The table below provides the fair value of the plan assets of the Japan Plan at December 31, 2014 and 2013 by asset category and identifies the level of inputs used to determine the fair value of assets in each category.

(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
At December 31, 2014
Equity securities	$5	$—	$5
Fixed income securities	—	13	13
Fair value of plan assets	$5	$13	$18
At December 31, 2013
Equity securities	$6	—	$6
Fixed income securities	—	13	13
Fair value of plan assets	$6	$13	$19

16. Related Party Transactions

Determination of Related Parties

PNC. The Company considers PNC, along with its affiliates, to be related parties based on the level of its ownership of BlackRock capital stock. At December 31, 2014, PNC owned approximately 21.0% of the Company’s voting common stock and held approximately 22.0% of the total capital stock.

Registered Investment Companies and Equity Method Investments. The Company considers the registered investment companies that it manages, which include mutual funds and exchange-traded funds, to be related parties as a result of the Company’s advisory relationship. In addition, equity method investments are considered related parties, due to the Company’s influence over the financial and operating policies of the investee.

Barclays. The Company considered Barclays, along with its affiliates, to be related parties, based on its level of capital stock ownership prior to the secondary offering in May 2012 by Barclays of shares of the Company’s stock. Since May 2012, Barclays has not owned any of the Company’s capital stock and is no longer considered a related party.

Revenue from Related Parties

Revenues for services provided by the Company to these and other related parties are as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Investment advisory, administration fees and securities lending revenue:
PNC and affiliates	$5	$5	$4
Barclays and affiliates	—	—	5
Registered investment companies/equity method investees	6,733	5,986	5,283
Total investment advisory, administration fees, and securities lending revenue	6,738	5,991	5,292
Investment advisory performance fees	173	185	120
BlackRock Solutions and advisory:
PNC and affiliates	7	7	7
Equity method investees	6	11	13
Other	—	5	3
Total BlackRock Solutions and advisory	13	23	23
Other revenue:
PNC and affiliates	3	3	3
Barclays and affiliates	—	—	11
Equity method investees	67	58	52
Total other revenue	70	61	66
Total revenue from related parties	$6,994	$6,260	$5,501

The Company provides investment advisory and administration services to its open- and closed-end funds and other commingled or pooled funds and separate accounts in which related parties invest. In addition, the Company provides investment advisory and administration services to Barclays and PNC and its affiliates for fees based on AUM. Further, the Company provides risk management services to PNC. The Company records its investment advisory and administration fees net of retrocessions.

Aggregate Expenses for Transactions with Related Parties

Aggregate expenses included in the consolidated statements of income for transactions with related parties are as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Expenses with related parties:
Distribution and servicing costs
PNC and affiliates	$2	$2	$3
Barclays and affiliates	—	—	1
Total distribution and servicing costs	2	2	4
Direct fund expenses
Barclays and affiliates	—	—	4
Total direct fund expenses	—	—	4
General and administration expenses
Barclays and affiliates	—	—	5
Other registered investment companies	55	50	49
Other(1)	5	—	33
Total general and administration expenses	60	50	87
Total expenses with related parties	$62	$52	$95

(1)	Amount in 2012 included a one-time pre-tax charge of $30 million related to a contribution to certain of the Company’s bank managed short-term investment funds.

Certain Agreements and Arrangements with Barclays and PNC

PNC. On February 27, 2009, BlackRock entered into an amended and restated implementation and stockholder agreement with PNC, and a third amendment to the share surrender agreement with PNC. See Note 19, Capital Stock, for further discussion.

The changes contained in the amended and restated stockholder agreement with PNC, in relation to the prior agreement, among other things, (i) revised the definitions of “Fair Market Value,” “Ownership Cap,” “Ownership Percentage,” “Ownership Threshold” and “Significant Stockholder”; and (ii) amended or supplemented certain other provisions therein to incorporate series B preferred stock and series C preferred stock, respectively.

The amendment to the share surrender agreement with PNC provided for the substitution of series C preferred stock for the shares of common stock subject to the share surrender agreement.

In June 2009, in connection with the BGI Transaction, certain additional amendments were made to the amended and restated stockholder agreement with PNC.

The amended and restated stockholder agreement with PNC was changed to, among other things, (i) revise the definitions of “Ownership Cap” and “Ownership Threshold,” (ii) amend or supplement certain other definitions and provisions therein to incorporate series D participating preferred stock, (iii) provide that none of the transfer restriction provisions set forth in the amended and restated stockholder agreement with PNC apply to the shares purchased by PNC as part of the financing for the BGI Transaction, (iv) amend the provision relating to the composition of BlackRock’s Board of Directors and (v) provide that the amended and restated stockholder agreement with PNC shall terminate upon the later of (A) the five year anniversary of the amended and restated stockholder agreement with PNC and (B) the first date on which PNC and its affiliates beneficially own less than 5% of the outstanding BlackRock capital stock, subject to certain other conditions specified therein.

Barclays. In connection with the completion of its acquisition of BGI, BlackRock entered into a Stockholder Agreement, dated as of December 1, 2009 (the “Barclays Stockholder Agreement”), with Barclays and Barclays BR Holdings S.à.r.l. (“BR Holdings”, and together with Barclays, the “Barclays Parties”). Pursuant to the terms of the Barclays Stockholder Agreement, the Barclays Parties agreed, among other things, to certain transfer and voting restrictions with respect to shares of BlackRock common stock and preferred stock owned by them and their affiliates, to limits on the ability of the Barclays Parties and their affiliates to acquire additional shares of BlackRock common stock and preferred stock and to certain other restrictions. The Barclays Stockholder Agreement was terminated on May 29, 2012 in connection with its sale and capital exchange (see Note 19).

In addition, Barclays and certain of its affiliates have been engaged by the Company to provide the use of certain indices for certain BlackRock investment funds and for a fee to provide indemnification to clients related to potential losses in connection with lending of client securities. For the five months ended May 31, 2012 fees incurred for these agreements were $9 million and were recorded within direct fund expenses and general and administration expenses.

Receivables and Payables with Related Parties. Due from related parties, which is included within other assets on the consolidated statements of financial condition was $89 million and $74 million at December 31, 2014 and 2013, respectively, and primarily represented receivables from certain investment products managed by BlackRock. Accounts receivable at December 31, 2014 and 2013 included $747 million and $745 million, respectively, related to receivables from BlackRock mutual funds, including iShares, for investment advisory and administration services.

Due to related parties, which is included within other liabilities on the consolidated statements of financial condition, was $12 million and $13 million at December 31, 2014 and 2013, respectively, and primarily represented payables to certain investment products managed by BlackRock.

17. Net Capital Requirements

The Company is required to maintain net capital in certain regulated subsidiaries within a number of jurisdictions, which is partially maintained by retaining cash and cash equivalent investments in those subsidiaries or jurisdictions. As a result, such subsidiaries of the Company may be restricted in their ability to transfer cash between different jurisdictions and to their parents. Additionally, transfers of cash between international jurisdictions, including repatriation to the United States, may have adverse tax consequences that could discourage such transfers.

Banking Regulatory Requirements. BlackRock Institutional Trust Company, N.A. (“BTC”), a wholly owned subsidiary of the Company, is chartered as a national bank whose powers are limited to trust activities. BTC is subject to regulatory capital requirements administered by the Office of the

Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, BTC must meet specific capital guidelines that invoke quantitative measures of BTC’s assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting practices. BTC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require BTC to maintain a minimum Tier 1 capital and Tier 1 leverage ratio, as well as Tier 1 and total risk-based capital ratios. Based on BTC’s calculations as of December 31, 2014 and 2013, it exceeded the applicable capital adequacy requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2014
Total capital (to risk weighted assets)	$775	142.0%	$44	8.0%	$56	10.0%
Tier 1 capital (to risk weighted assets)	$775	142.0%	$22	4.0%	$33	6.0%
Tier 1 capital (to average assets)	$775	72.1%	$43	4.0%	$54	5.0%
December 31, 2013
Total capital (to risk weighted assets)	$660	112.7%	$47	8.0%	$59	10.0%
Tier 1 capital (to risk weighted assets)	$660	112.7%	$23	4.0%	$35	6.0%
Tier 1 capital (to average assets)	$660	63.4%	$42	4.0%	$52	5.0%

Broker-dealers. BlackRock Investments, LLC and BlackRock Execution Services are registered broker-dealers and wholly owned subsidiaries of BlackRock that are subject to the Uniform Net Capital requirements under the Securities Exchange Act of 1934, which requires maintenance of certain minimum net capital levels.

Capital Requirements. At both December 31, 2014 and 2013, the Company was required to maintain approximately $1.1 billion in net capital in certain regulated subsidiaries, including BTC, entities regulated by the Financial Conduct Authority and Prudential Regulation Authority in the United Kingdom, and the Company’s broker-dealers. The Company was in compliance with all applicable regulatory net capital requirements.

18. Accumulated Other Comprehensive Income (Loss)

The following table presents changes in AOCI by component for 2014 and 2013:

(in millions)	Unrealized Gains (Losses) on Available-for-sale Investments	Benefit Plans	Foreign Currency Translation Adjustments	Total(1)
December 31, 2012	$16	$(4)	$(71)	$(59)
Other comprehensive income (loss) before reclassifications(2)	4	10	23	37
Amount reclassified from AOCI(2),(3)	(13)	—	—	(13)
Net other comprehensive income (loss) for 2013	(9)	10	23	24
December 31, 2013	$7	$6	$(48)	$(35)
Other comprehensive income (loss) before reclassifications(2)	3	(2)	(231)	(230)
Amount reclassified from AOCI(2),(3)	(8)	—	—	(8)
Net other comprehensive income (loss) for 2014	(5)	(2)	(231)	(238)
December 31, 2014	$2	$4	$(279)	$(273)

(1)	All amounts are net of tax.

(2)	The tax benefit (expense) was not material for 2014 and 2013.

(3)	The pre-tax amount reclassified from AOCI was included in net gain (loss) on investments on the consolidated statements of income.

19. Capital Stock

The Company’s authorized common stock and nonvoting participating preferred stock, $0.01 par value, (“Preferred”) consisted of the following:

	December 31, 2014	December 31, 2013
Common Stock	500,000,000	500,000,000
Nonvoting Participating Preferred Stock
Series A Preferred	20,000,000	20,000,000
Series B Preferred	150,000,000	150,000,000
Series C Preferred	6,000,000	6,000,000
Series D Preferred	20,000,000	20,000,000

May 2012 Barclays Sale and Capital Exchange. BlackRock completed the secondary offering of 26,211,335 shares of common stock held by Barclays at a price of $160.00 per share, which included 23,211,335 shares of common stock issued upon the conversion of Series B Preferred by a subsidiary of Barclays.

Upon completion of this offering, BlackRock repurchased 6,377,552 shares directly from Barclays outside the publicly announced share repurchase program at a price of $156.80 per share (consisting of 6,346,036 of Series B Preferred and 31,516 shares of common stock). The total transactions, including the full exercise of the underwriters’ option to purchase 2,621,134 additional shares in the secondary offering, amounted to 35,210,021 shares, resulting in Barclays exiting its entire ownership position in BlackRock.

May 2012 PNC Capital Exchange. In May 2012, PNC exchanged 2,000,000 shares of Series B Preferred for an equal number of shares of common stock.

Other Changes. In September and October 2012, 593,786 and 2,594,070 shares of Series B Preferred, respectively, converted into an equal number of shares of common stock.

January 2013 PNC Capital Contribution. In January 2013, PNC surrendered to BlackRock 205,350 shares of BlackRock Series C Preferred to fund certain LTIP awards in accordance with the share surrender agreement between PNC and BlackRock.

Cash Dividends for Common and Preferred Shares / RSUs. During 2014, 2013 and 2012, the Company paid cash dividends of $7.72 per share (or $1,338 million), $6.72 per share (or $1,168 million) and $6.00 per share (or $1,060 million), respectively.

Share Repurchases. The Company repurchased 3.2 million common shares in open market-transactions under its share repurchase program for $1.0 billion during 2014. At December 31, 2014, there were 3.4 million shares still authorized to be repurchased.

The Company’s common and preferred shares issued and outstanding and related activity consist of the following:

	Shares Issued					Shares Outstanding
	Common Shares	Escrow Common Shares	Treasury Common Shares	Series B Preferred	Series C Preferred	Common Shares	Series B Preferred	Series C Preferred
December 31, 2011	139,880,380	(3,603)	(1,413,642)	38,328,737	1,517,237	138,463,135	38,328,737	1,517,237
Exchange of Series B Preferred for common shares	31,159,513	—	—	(31,159,513)	—	31,159,513	(31,159,513)	—
Shares repurchased	(31,516)	—	(2,726,600)	(6,346,036)	—	(2,758,116)	(6,346,036)	—
Net issuance of common shares related to employee stock transactions	247,411	—	1,763,361	—	—	2,010,772	—	—
Release of common shares from escrow	(3,603)	3,603	—	—	—	—	—	—
December 31, 2012	171,252,185	—	(2,376,881)	823,188	1,517,237	168,875,304	823,188	1,517,237
Shares repurchased	—	—	(3,689,845)	—	—	(3,689,845)	—	—
Net issuance of common shares related to employee stock transactions	—	—	1,404,229	—	—	1,404,229	—	—
PNC LTIP capital contribution	—	—	—	—	(205,350)	—	—	(205,350)
December 31, 2013	171,252,185	—	(4,662,497)	823,188	1,311,887	166,589,688	823,188	1,311,887
Shares repurchased	—	—	(3,175,088)	—	—	(3,175,088)	—	—
Net issuance of common shares related to employee stock transactions	—	—	1,372,188	—	—	1,372,188	—	—
December 31, 2014	171,252,185	—	(6,465,397)	823,188	1,311,887	164,786,788	823,188	1,311,887

20. Income Taxes

The components of income tax expense for 2014, 2013 and 2012, are as follows:

(in millions)	2014	2013	2012
Current income tax expense:
Federal	$923	$869	$856
State and local	54	39	49
Foreign	258	307	186
Total net current income tax expense	1,235	1,215	1,091
Deferred income tax expense (benefit):
Federal	(73)	(68)	4
State and local	(9)	13	13
Foreign	(22)	(138)	(78)
Total net deferred income tax expense (benefit)	(104)	(193)	(61)
Total income tax expense	$1,131	$1,022	$1,030

Income tax expense has been based on the following components of income before taxes, less net income (loss) attributable to noncontrolling interests:

(in millions)	2014	2013	2012
Domestic	$2,946	$2,814	$2,690
Foreign	1,479	1,140	798
Total	$4,425	$3,954	$3,488

The foreign income before taxes includes countries that have statutory tax rates that are lower than the U.S. federal statutory tax rate of 35%, such as the United Kingdom, Luxembourg, Canada and the Netherlands.

A reconciliation of income tax expense with expected federal income tax expense computed at the applicable federal income tax rate of 35% is as follows:

(in millions)	2014	%	2013	%	2012	%
Statutory income tax expense	$1,549	35%	$1,383	35%	$1,221	35%
Increase (decrease) in income taxes resulting from:
State and local taxes (net of federal benefit)	51	1	39	1	49	2
Impact of foreign, state, and local tax rate changes on deferred taxes	(4)	—	(69)	(2)	(50)	(2)
Effect of foreign tax rates	(434)	(10)	(329)	(8)	(221)	(5)
Other	(31)	—	(2)	—	31	—
Income tax expense	$1,131	26%	$1,022	26%	$1,030	30%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. These temporary differences result in taxable or deductible amounts in future years.

The components of deferred income tax assets and liabilities are shown below

	December 31,
(in millions)	2014	2013
Deferred income tax assets:
Compensation and benefits	$323	$345
Unrealized investment losses	157	99
Loss carryforwards	47	42
Foreign tax credit carryforwards	40	28
Other	253	290
Gross deferred tax assets	820	804
Less: deferred tax valuation allowances	(29)	(48)
Deferred tax assets net of valuation allowances	791	756
Deferred income tax liabilities:
Goodwill and acquired indefinite-lived intangibles	5,616	5,594
Acquired finite-lived intangibles	65	110
Other	89	133
Gross deferred tax liabilities	5,770	5,837
Net deferred tax (liabilities)	$(4,979)	$(5,081)

Deferred income tax assets and liabilities are recorded net when related to the same tax jurisdiction. At December 31, 2014, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $10 million and $4,989 million, respectively. At December 31, 2013, the Company recorded on the consolidated statement of financial condition deferred income tax assets, within other assets, and deferred income tax liabilities of $4 million and $5,085 million, respectively.

During 2014, state and local tax changes resulted in a $4 million net noncash benefit related to the revaluation of certain deferred income tax liabilities. During 2013, tax legislation enacted in the United Kingdom and domestic state tax law changes resulted in a $69 million net noncash benefit related to the revaluation of certain deferred income tax liabilities.

The Company had a deferred income tax asset related to unrealized investment losses of approximately $157 million and $99 million at December 31, 2014 and 2013, respectively, reflecting the Company’s conclusion that based on the weight of available evidence, it is more likely than not that the deferred tax asset will be realized. U.S. Federal realized capital losses may be carried back three years and carried forward five years and offset against realized capital gains for federal income tax purposes. The Company expects to hold certain fixed income securities over a period sufficient for them to recover their unrealized losses, and to generate future capital gains sufficient to offset the unrealized capital losses.

At December 31, 2014 and 2013, the Company had available state net operating loss carryforwards of $1.2 billion and $935 million, respectively, which will begin to expire in 2017. At December 31, 2014 and December 31, 2013, the Company had foreign net operating loss carryforwards of $137 million and $109 million, respectively, of which $8 million will begin to expire in 2017 and the balance will carry forward indefinitely. At December 31, 2014, the Company had foreign tax credit carryforwards for income tax purposes of $40 million which will begin to expire in 2023.

At December 31, 2014 and 2013, the Company had $29 million and $48 million of valuation allowances for deferred income tax assets, respectively, recorded on the consolidated statements of financial condition. The year-over-year decrease in the valuation allowance primarily related to the realization of tax loss carryforwards and certain foreign deferred income tax assets.

Goodwill recorded in connection with the Quellos Transaction has been reduced during the period by the amount of tax benefit realized from tax-deductible goodwill. See Note 9, Goodwill, for further discussion.

Current income taxes are recorded net on the consolidated statements of financial condition when related to the same tax jurisdiction. At December 31, 2014, the Company had current income taxes receivable and payable of $117 million and $125 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively. At December 31, 2013, the Company had current income taxes receivable and payable of $89 million and $168 million, respectively, recorded in other assets and accounts payable and accrued liabilities, respectively.

The Company does not provide deferred taxes on the excess of the financial reporting over tax basis on its investments in foreign subsidiaries that are essentially permanent in duration. The excess totaled $3,871 million and $3,074 million at December 31, 2014 and 2013, respectively. The determination of the additional deferred income taxes on the excess has not been provided because it is not practicable due to the complexities associated with its hypothetical calculation.

The following tabular reconciliation presents the total amounts of gross unrecognized tax benefits:

	Year ended December 31,
(in millions)	2014	2013	2012
Balance at January 1	$467	$404	$349
Additions for tax positions of prior years	21	11	4
Reductions for tax positions of prior years	(24)	(5)	(1)
Additions based on tax positions related to current year	85	67	69
Lapse of statute of limitations	(2)	—	—
Settlements	(168)	(12)	(29)
Positions assumed in acquisitions	—	2	12
Balance at December 31	$379	$467	$404

Included in the balance of unrecognized tax benefits at December 31, 2014, 2013 and 2012, respectively, are $283 million, $304 million and $250 million of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued interest and penalties of $(25) million during 2014 and in total, as of December 31, 2014, had recognized a liability for interest and penalties of $44 million. The Company accrued interest and penalties of $(1) million during 2013 and in total, as of December 31, 2013, had recognized a liability for interest and penalties of $68 million. The Company accrued interest and penalties of $3 million during 2012 and in total, as of December 31, 2012, had recognized a liability for interest and penalties of $69 million.

BlackRock is subject to U.S. federal income tax, state and local income tax, and foreign income tax in multiple jurisdictions. Tax years after 2009 remain open to U.S. federal income tax examination. The Internal Revenue Service (“IRS”) completed its examination of BlackRock’s 2008 and 2009 tax years in 2014. In addition, in 2014 the IRS completed its examination of the BGI group for tax years 2007 through December 1, 2009.

In June 2014, the IRS commenced its examination of BlackRock’s 2010 through 2012 tax years, and while the impact on the consolidated financial statements is undetermined, it is not expected to be material.

The Company is currently under audit in several state and local jurisdictions. The significant state and local income tax examinations are in California for tax years 2009 through 2010, New York State and New York City for tax years 2009 through 2011, and New Jersey for tax years 2007 through 2009. No state and local income tax audits cover years earlier than 2007. No state and local income tax audits are expected to result in an assessment material to BlackRock’s consolidated financial statements.

Her Majesty’s Revenue and Customs’ (“HMRC”) United Kingdom income tax audit for various U.K. BlackRock subsidiaries is in progress for tax years 2009 through 2011. While the impact on the consolidated financial statements is undetermined, it is not expected to be material.

At December 31, 2014, it is reasonably possible the total amounts of unrecognized tax benefits will change within the next twelve months due to completion of tax authorities’ exams or the expiration of statues of limitations. Management estimates that the existing liability for uncertain tax positions could decrease by approximately $2 million to $20 million within the next twelve months.

21. Earnings Per Share

The following table sets forth the computation of basic and diluted EPS for 2014 and 2013 under the treasury stock method:

(in millions, except shares and per share data)	2014	2013
Net income attributable to BlackRock	$3,294	$2,932
Basic weighted-average shares outstanding	168,225,154	170,185,870
Dilutive effect of nonparticipating RSUs and stock options	2,887,107	3,643,032
Total diluted weighted-average shares outstanding	171,112,261	173,828,902
Basic earnings per share	$19.58	$17.23
Diluted earnings per share	$19.25	$16.87

The following table sets forth the computation of basic and diluted EPS for 2012 under the two-class method:

(in millions, except shares and per share data)	2012
Net income attributable to BlackRock	$2,458
Less:
Dividends distributed to common shares	1,059
Dividends distributed to participating RSUs	1
Undistributed net income attributable to BlackRock	1,398
Percentage of undistributed net income allocated to common shares(1)	99.9%
Undistributed net income allocated to common shares	1,396
Plus:
Common share dividends	1,059
Net income attributable to common shares	$2,455
Basic weighted-average shares outstanding	174,961,018
Dilutive effect of nonparticipating RSUs and stock options	3,056,661
Total diluted weighted-average shares outstanding	178,017,679
Basic earnings per share	$14.03
Diluted earnings per share	$13.79

(1)	Allocation to common stockholders was based on the total of common shares and participating securities (which represent unvested RSUs that contain nonforfeitable rights to dividends). For 2012, average outstanding participating securities were 0.2 million.

There were no anti-dilutive RSUs for 2013. Amounts of anti-dilutive RSUs for 2014 and 2012 were immaterial. In addition, there were no anti-dilutive stock options for 2014, 2013 and 2012.

22. Segment Information

The following table illustrates investment advisory, administration fees, securities lending revenue and performance fees, BlackRock Solutions and advisory revenue, distribution fees and other revenue for 2014, 2013 and 2012.

(in millions)	2014	2013	2012
Equity	$5,337	$4,816	$4,334
Fixed income	2,171	1,996	1,900
Multi-asset	1,236	1,063	972
Alternatives	1,103	1,104	968
Cash management	292	321	361
Total investment advisory, administration fees, securities lending revenue and performance fees	10,139	9,300	8,535
BlackRock Solutions and advisory	635	577	518
Distribution fees	70	73	71
Other revenue	237	230	213
Total revenue	$11,081	$10,180	$9,337

The following table illustrates total revenue for 2014, 2013 and 2012 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the customer resides.

(in millions)
Revenue	2014	2013	2012
Americas	$7,286	$6,829	$6,429
Europe	3,246	2,832	2,460
Asia-Pacific	549	519	448
Total revenue	$11,081	$10,180	$9,337

The following table illustrates long-lived assets that consist of goodwill and property and equipment at December 31, 2014, 2013 and 2012 by geographic region. These amounts are aggregated on a legal entity basis and do not necessarily reflect where the asset is physically located.

(in millions)
Long-lived Assets	2014	2013	2012
Americas	$13,151	$13,204	$13,238
Europe	194	214	166
Asia-Pacific	83	87	63
Total long-lived assets	$13,428	$13,505	$13,467

Americas primarily is comprised of the United States, Canada, Brazil, Chile and Mexico, while Europe primarily is comprised of the United Kingdom. Asia-Pacific is comprised of Japan, Australia, Singapore, Hong Kong, Taiwan, Korea, India, Malaysia and China.

23. Selected Quarterly Financial Data (unaudited)

(in millions, except shares and per share data)
2014	1st Quarter	2nd Quarter(1),(4)	3rd Quarter(2),(5)	4th Quarter(3)
Revenue	$2,670	$2,778	$2,849	$2,784
Operating income	$1,051	$1,122	$1,157	$1,144
Net income	$744	$841	$873	$806
Net income attributable to BlackRock	$756	$808	$917	$813
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$4.47	$4.79	$5.46	$4.86
Diluted	$4.40	$4.72	$5.37	$4.77
Weighted-average common shares outstanding:
Basic	169,081,421	168,712,221	167,933,040	167,197,844
Diluted	171,933,803	171,150,153	170,778,766	170,367,445
Dividend declared per share	$1.93	$1.93	$1.93	$1.93
Common stock price per share:
High	$323.89	$319.85	$336.47	$364.40
Low	$286.39	$293.71	$301.10	$303.91
Close	$314.48	$319.60	$328.32	$357.56

2013
Revenue	$2,449	$2,482	$2,472	$2,777
Operating income	$909	$849	$966	$1,133
Net income	$666	$706	$729	$850
Net income attributable to BlackRock	$632	$729	$730	$841
Earnings per share attributable to BlackRock, Inc. common stockholders:
Basic	$3.69	$4.27	$4.30	$4.98
Diluted	$3.62	$4.19	$4.21	$4.86
Weighted-average common shares outstanding:
Basic	171,301,800	170,648,731	169,811,633	169,010,606
Diluted	174,561,132	173,873,583	173,371,508	172,999,529
Dividend declared per share	$1.68	$1.68	$1.68	$1.68
Common stock price per share:
High	$258.70	$291.69	$286.62	$316.47
Low	$212.77	$245.30	$255.26	$262.75
Close	$256.88	$256.85	$270.62	$316.47

(1)	The second quarter of 2014 included a $23 million net noncash tax expense, primarily associated with the revaluation of certain deferred income tax liabilities arising from the state and local tax effect of changes in the Company’s organizational structure. In addition, the second quarter of 2014 benefited from an improvement in the geographic mix of earnings and included a $34 million net tax benefit related to several favorable nonrecurring items.

(2)	The third quarter of 2014 included a $32 million noncash tax benefit, primarily associated with the revaluation of certain deferred income tax liabilities related to intangible assets and goodwill as a result of domestic state and local tax changes.

In addition, the third quarter of 2014 included a $94 million tax benefit, primarily due to the resolution of certain outstanding tax matters related to the acquisition of BGI. In connection with the acquisition, BlackRock recorded a $50 million indemnification asset for unrecognized tax benefits. Due to the resolution of such tax matters, BlackRock recorded $50 million of general and administration expense to reflect the reduction of the indemnification asset and an offsetting $50 million tax benefit.

(3)	The fourth quarter of 2014 benefited from $39 million of nonrecurring tax items.

(4)	In the second quarter of 2013 in connection with the PennyMac IPO the Company recorded a noncash, nonoperating pre-tax gain of $39 million related to the carrying value of its equity method investment. In connection with the Charitable Contribution, the Company recorded an expense of $124 million and a noncash, nonoperating pre-tax gain of $80 million related to the contributed investment. For further information, see Note 11, Other Assets.

In addition, the second quarter of 2013 included a tax benefit of approximately $57 million recognized in connection with the Charitable Contribution and a tax benefit of approximately $29 million, primarily due to the realization of tax loss carryforwards.

(5)	The third quarter of 2013 included a $64 million net noncash tax benefit primarily related to the revaluation of certain deferred income tax liabilities, including the effect of legislation enacted in the United Kingdom and domestic state and local income tax changes.

24. Subsequent Events

Share Repurchase Approval. In January 2015, the Board of Directors (the “Board”) approved an increase in the availability of shares that may be repurchased under the Company’s existing share repurchase program to allow for the repurchase of up to a total of 9.4 million additional shares of BlackRock common stock.

Dividend Approval. On January 14, 2015, the Board approved BlackRock’s quarterly dividend of $2.18 to be paid on March 24, 2015 to stockholders of record on March 6, 2015.

Other. The Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred that would require accrual or additional disclosures.